Exhibit 10.1

[***] CERTAIN INFORMATION HAS BEEN EXCLUDED PURSUANT TO REGULATION S-K, ITEMS 601(B)(2)(II) AND 601(A)(5), FROM THIS DOCUMENT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

EQUITY INTEREST PURCHASE AGREEMENT

by and among

LION POWER SERVICES LLC
as the Seller

5 STAR ELECTRIC, LLC
as 5 Star

HIGHER POWER ELECTRICAL, LLC
as Higher Power

PYTHON EQUIPMENT LLC
as Python

PEAK UTILITY SERVICES GROUP, INC.
as the Buyer,

and solely for purposes of Section 7.5, Section 7.6, Section 7.7, Section 8.8, Section 8.14, and Section 9.16 of this Agreement
MAMMOTH ENERGY SERVICES INC.

as the Parent

Dated as of April 11, 2025

TABLE OF CONTENTS
Page
EQUITY INTEREST PURCHASE AGREEMENT........................................................... 1

Article 1 DEFINITIONS...............................................................................................….. 1

Article 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP 26

    - i -

    - ii -

Exhibits
Exhibit A    Escrow Agreement
Exhibit B    Transition Services Agreement
Exhibit C    Example of NWC Calculation
Exhibit D    Purchase Price Allocation
    - iii -

EQUITY INTEREST PURCHASE AGREEMENT
THIS EQUITY INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of April 11, 2025, by and among Lion Power Services LLC, a Delaware limited liability company (the “Seller”), 5 Star Electric, LLC, a Kentucky limited liability company (“5 Star”), Higher Power Electrical, LLC, a Texas limited liability company (“Higher Power”), Python Equipment LLC, a Delaware limited liability company (“Python”, and together with 5 Star and Higher Power, the “Company Group”), Peak Utility Services Group, Inc., a Delaware corporation (the “Buyer”), and solely for purposes of Section 7.5, Section 7.6, Section 7.7, Section 8.8, Section 8.14, and Section 9.16 of this Agreement, Mammoth Energy Services Inc., a Delaware corporation (the “Parent”).
RECITALS
WHEREAS, prior to the Assignment (as defined below), (a) the Seller was the record owner of all of the issued and outstanding Equity Interests of (i) 5 Star (the “5 Star Interests”) and (ii) Higher Power (the “Higher Power Interests”) and (b) Mammoth Energy Partners LLC, a Delaware limited liability company (“Mammoth”), was the record owner of all of the issued and outstanding Equity Interests of (i) Python (the “Python Interests”, and together with the 5 Star Interests and the Higher Power Interests, the “Company Interests”) and (ii) the Seller;
WHEREAS, prior to the Closing, Mammoth assigned the Python Interests to the Seller, such that the Seller became the record owner of all of the Company Interests (the “Assignment”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Company Interests;
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to the Buyer’s execution and delivery of this Agreement, each of the Key Employees have executed and delivered to the Buyer an employment agreement (collectively, the “Employment Agreements”); and
WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and material inducement to the Buyer’s execution and delivery of this Agreement, Wexford has executed and delivered to the Buyer a restrictive covenant agreement (the “Restrictive Covenant Agreement”).
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

Article 1

DEFINITIONS
1.1Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
“5 Star” has the meaning set forth in the introductory paragraph of this Agreement.
“5 Star Interests” has the meaning set forth in the Recitals.
“Acceptable Letter of Credit” has the meaning set forth in Section 8.8.
“Accounting Firm” means [***] or if [***] refuses or is otherwise unable to act as the Accounting Firm, then the Buyer and the Seller shall cooperate in good faith to appoint a nationally recognized accounting, valuation, dispute resolution or consulting firm that is mutually agreed upon by the Buyer and the Seller in writing to serve as the Accounting Firm.
“Adjustment Deficit Amount” has the meaning set forth in Section 2.3(d)(ii).
“Adjustment Escrow Account” means the sub-account designated by the Escrow Agent as the “Adjustment Escrow Sub-Account” into which the Adjustment Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.
“Adjustment Escrow Amount” means $750,000.
“Adjustment Surplus Amount” has the meaning set forth in Section 2.3(d)(i).
“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise; provided, however, that in the case of the Seller and the Company Group, “Affiliate” shall not include Wexford or any of its subsidiaries or portfolio companies (other than the Parent and its subsidiaries); and provided, however, that in the case of the Buyer, “Affiliate” shall only include any Person for which IX Capital Peak Holdings, LLC directly or indirectly owns or controls a majority of the outstanding Equity Interests or securities or other interests carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
“Affiliate Agreement” has the meaning set forth in Section 5.21.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Allocation Statement” has the meaning set forth in Section 7.4(d)(i).
“Annual Financial Statements” has the meaning set forth in Section 5.7(a).

“Assignment” has the meaning set forth in the Recitals.
“Balance Sheet Date” has the meaning set forth in Section 5.7(a).
“Balance Sheet Rules” means GAAP, as consistently applied by the Company Group in the preparation of the Interim Financial Statements. In the event of a conflict between GAAP and the accounting policies and practices applied in the preparation of the Interim Financial Statements, GAAP shall prevail, provided, however, that with respect to the calculation of Closing Cash, the historical accounting principles of the Company Group shall apply rather than GAAP such that Bonded Cash Collateral is included in the definition of Closing Cash.
“Bank Accounts” has the meaning set forth in Section 5.27.
“Base Amount” means an amount equal to $113,349,963.48, which is comprised of (i) a base purchase price of $92,900,000, plus (ii) a payment of $4,217,463.48 for purchases of capital assets by the Company Group since October 1, 2024, minus (iii) $767,500.00 for proceeds received by the Company Group for sales of capital assets since October 1, 2024, plus (iv) a payment of $17,000,000 for the Working Capital; provided, however, that such Working Capital amount shall be adjusted as part of the purchase price adjustment mechanics set forth in Section 2.3.
“Basket” has the meaning set forth in Section 8.3(a)(i).
“Bonded Cash Collateral” means the cash of the Company Group that is secured under a bonding program for the specific performance bonds set forth on Schedule 7.11.
“Books and Records” has the meaning set forth in Section 7.3(a).
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York are authorized or required by Law or executive order to close.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Indemnified Party” has the meaning set forth in Section 8.2(a).
“Buyer Return” has the meaning set forth in Section 7.4(c)(ii)(A).
“Calculation Time” has the meaning set forth in Section 3.1.
“Claims” has the meaning set forth in Section 8.4(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Cash” means the aggregate cash and cash equivalents of the Company Group on a consolidated basis, excluding Trapped Cash, but including the Bonded Cash Collateral, in each case determined in accordance with the Balance Sheet Rules, as of the Calculation Time.

“Closing Date” has the meaning set forth in Section 3.1.
“Closing Indebtedness” means the Indebtedness of the Company Group on a consolidated basis, determined in accordance with the Balance Sheet Rules, as of immediately prior to the Closing; provided, however, that “Closing Indebtedness” shall not include Indebtedness associated with the purchases of capital assets by the Company Group since October 1, 2024 with Ford Motor Credit Company LLC and Altec Capital Services, LLC.
“Closing Transaction Expenses” means the Transaction Expenses, determined in accordance with the Balance Sheet Rules, as of immediately prior to the Closing.
“Closing Working Capital” means the Working Capital, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.
“Closing Working Capital Excess” means the amount by which the Closing Working Capital exceeds the Estimated Working Capital.
“Closing Working Capital Shortfall” means the amount by which the Estimated Working Capital exceeds the Closing Working Capital.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Employees” has the meaning set forth in Section 5.15(a).
“Company Group” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Intellectual Property” has the meaning set forth in Section 5.9(b)(i).
“Company Interests” has the meaning set forth in the Recitals.
“Company Owned Data and Data Sets” has the meaning set forth in Section 5.9(e).
“Company Plans” has the meaning set forth in Section 5.14(a).
“Company Sensitive Information” has the meaning set forth in Section 5.9(c).
“Company Software” has the meaning set forth in Section 5.9(h).
“Confidential Information” has the meaning set forth in Section 7.6.
“Contract” means any legally binding agreement, contract, lease, license, instrument, commitment or arrangement, whether written or oral; provided, however, that in the event of any oral contracts, such contracts are only considered a “Contract” if such oral contract is to the Knowledge of the Company Group.

“Copyleft Software” means any software code that is distributed under Open License Terms that: (a) require, as a condition of use, modification, and/or distribution, that other software code incorporated into, derived from or distributed with such software code also be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making modifications or derivative works, or (iii) redistributable at no charge; or (b) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Buyer to use or modify any member of the Company Group’s products or services or distribute any member of the Company Group’s products or services under terms chosen by the Buyer.
“Covered Claims” has the meaning set forth in Section 7.12.
“CTB Election” means, with respect to 5 Star, a “check-the-box” election for United States federal Income Tax purposes, made (a) pursuant to the Code and Treasury Regulation Section 301.7701-3(c) and (b) on IRS Form 8832, with an effective date that is at least two (2) days prior to the Closing Date.

“Current Assets” means the consolidated current assets of the Company Group determined in accordance with the Balance Sheet Rules; provided, that notwithstanding anything to the contrary contained herein, Current Assets shall not include (a) Closing Cash, (b) assets related to Income Taxes (including deferred Tax assets), or (c) any intracompany receivables between the Company Group.
“Current Liabilities” means the consolidated current liabilities of the Company Group determined in accordance with the Balance Sheet Rules; provided, that notwithstanding anything to the contrary contained herein, Current Liabilities shall not include (a) Indebtedness (except for Indebtedness due within one year that is associated with the purchases of capital assets by the Company Group since October 1, 2024 with Ford Motor Credit Company LLC and Altec Capital Services, LLC, which shall be included as a Current Liability), (b) Transaction Expenses, (c) any intracompany Liabilities between the Company Group, or (d) Liabilities related to Income Taxes (including deferred Tax Liabilities).
“Direct Claim Notice” has the meaning set forth in Section 8.5.
“Disclosure Schedules” means the Schedules delivered by the Seller to the Buyer concurrently with the execution and delivery of this Agreement.
“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).
“E.O. 11246” has the meaning set forth in Section 5.22(a).
“Electronic Data Room” means the electronic data room established by the Seller in connection with the transactions contemplated hereby [***].

“Employment Agreements” has the meaning set forth in the Recitals.

“Encumbrance” means any lien (statutory or other), encumbrance, charge, mortgage, pledge, security interest, title defect, claim, community property interest, condition, equitable interest, option, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Environmental Claims” means any claims, notices of noncompliance or violation or Proceeding by any Governmental Authority or Person alleging any liability arising under any Environmental Law or demanding payment, contribution, indemnification, remedial action, removal action, financial assurance or any other action or inaction with respect to any actual or alleged environmental damage, condition or event or injury to persons, property or natural resources.

“Environmental Dispute Notice” has the meaning set forth in Section 8.6(c).

“Environmental Indemnity Cap” has the meaning set forth in Section 8.3(a)(iv).

“Environmental Laws” means all federal, state and local Laws, statutes, regulations, and ordinances concerning pollution or protection of human health and safety, natural resources, or the environment, including any Law relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Substance, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.
“Environmental Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Equitable Exceptions” has the meaning set forth in Section 4.2.
“Equity Interests” means: (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests, phantom interests, and beneficial interests; and (c) any warrants, stock appreciation rights, options, units, or any other equity or equity-based compensation, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
“Escrow Agent” means [***].

“Escrow Agreement” means that certain escrow agreement, by and among the Seller, the Buyer and the Escrow Agent governing the administration of the Adjustment Escrow Amount and the Indemnity Escrow Amount, attached hereto as Exhibit A.
“Escrow Amounts” means, collectively, (a) the Adjustment Escrow Amount, plus (b) the Indemnity Escrow Amount.
“Escrow Release Date” has the meaning set forth in Section 8.12(b).
“Escrow Unresolved Amount” has the meaning set forth in Section 8.12(b).
“Estimated Closing Cash” means the Seller’s good faith estimate of the Closing Cash, as set forth on the Pre-Closing Statement.
“Estimated Closing Indebtedness” means the Seller’s good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.
“Estimated Purchase Price” shall be an amount equal to (a) the Base Amount, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Transaction Expenses, plus or minus (e) the Estimated Working Capital Excess or the Estimated Working Capital Shortfall, as applicable.
“Estimated Transaction Expenses” means the Seller’s good faith estimate of the Closing Transaction Expenses, as set forth on the Pre-Closing Statement.
“Estimated Working Capital” means the Seller’s good faith estimate of the Closing Working Capital, as set forth on the Pre-Closing Statement.
“Estimated Working Capital Excess” means the amount by which the Estimated Working Capital exceeds the Working Capital Target.
“Estimated Working Capital Shortfall” means the amount by which the Working Capital Target exceeds the Estimated Working Capital.
“Excluded Liabilities” means any Losses arising out of, relating to, or in connection with (a) any and all Indebtedness and Transaction Expenses, in each case, to the extent not actually paid at or prior to the Closing, (b) any claim by a current or former holder of any Equity Interests of any of the Company Group or any of their respective Affiliates (including the Seller) or any other Person alleging to be a current and/or former holder of any Equity Interests of any of the Company Group or any of their respective Affiliates (including the Seller), (c) any Indemnified Environmental Liabilities, (d) the Assignment, and (e) the Liabilities set forth on Schedule 1.1(a).
“Existing Employment Agreements” has the meaning set forth in Section 5.15(c).
“Export Control Laws” has the meaning set forth in Section 5.26(c).

“Final Closing Cash” means the Closing Cash, as finally agreed or determined in accordance with Section 2.3(c).
“Final Closing Indebtedness” means the Closing Indebtedness, as finally agreed or determined in accordance with Section 2.3(c).
“Final Purchase Price” means the Estimated Purchase Price, as finally adjusted in accordance with the terms of this Agreement.
“Final Transaction Expenses” means the Transaction Expenses, as finally agreed or determined in accordance with Section 2.3(c).
“Final Working Capital” means the Closing Working Capital as finally agreed or determined in accordance with Section 2.3(c).
“Financial Statements” has the meaning set forth in Section 5.7(a).
“FLSA” has the meaning set forth in Section 5.15(a).
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Residency), Section 4.2 (Binding Obligations), Section 4.4 (Company Interests), Section 4.6 (Brokers), Section 5.1 (Organization and Qualification), Section 5.2 (Binding Obligations), Section 5.4 (Capitalization), Section 5.5 (Subsidiaries), Section 5.19(a) (Title to Assets), and Section 5.29 (Brokers).
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
“GDPR” means the General Data Protection Regulation (EU) 2016/679 and any other directly applicable European Union regulation relating to privacy and data security.

“Government Contract” has the meaning set forth in Section 5.22(a).
“Governmental Authority” means any federal, state, local, foreign or other government or political subdivision thereof, or any agency, department, or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or Orders of such organization or authority have the force of law), or any arbitrator, court, administrative hearing body, commission, tribunal, or other similar dispute-resolving panel or body of competent jurisdiction.
“Hazardous Substance” means any pollutant, contaminant or toxic or hazardous material, substance or waste, that is regulated under, or may give rise to any Losses under, any applicable Environmental Law, including (a) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (b) any explosives or any radioactive materials,

(c) asbestos in any form, (d) polychlorinated biphenyls, (e) toxic mold, mycotoxins or microbial matter (naturally occurring or otherwise), (f) per- and polyfluoroalkyl substances, (g) 1-4, dioxane, and (h) infectious waste.
“Higher Power” has the meaning set forth in the introductory paragraph of this Agreement.
“Higher Power Interests” has the meaning set forth in the Recitals.
“Historical Claim” has the meaning set forth in Section 8.7.
“Historical Claim Notice” has the meaning set forth in Section 8.7.
“Historical Covenant Breach” has the meaning set forth in Section 8.7.
“Historical Covered Liability” has the meaning set forth in Section 8.7.
“Historical Seller” has the meaning set forth in Section 8.7.
“Historical Seller Recovered Amount” has the meaning set forth in Section 8.7.
“Illegal Business Practice Laws” means, collectively, all anti-bribery, anti-corruption, anti-fraud and anti-money laundering Laws to which any member of the Company Group is subject, including Chapter 11 of Title 18 of the United States Code, the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, all U.S. foreign Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions and any other Laws, including those of any state, province or municipality, that prohibit the (a) corrupt payment, transfer, or offer, promise, or authorization of, or acquiescence in, directly or indirectly, the payment, transfer or provision, of anything of value (including gifts or entertainment) to, or for the benefit or at the behest of, any representative of a Governmental Authority or commercial entity or (b) any other payment or provision, or any improper offer, promise or authorization of, or acquiescence in, anything of value or any other payment in connection with any business activity of any member of the Company Group, including any pay-for-play practices; in each case, whether to obtain or maintain any business opportunity or advantage, prevent or limit any business disadvantage or detriment or otherwise.
“Income Tax Return” means any Tax Return related to Income Taxes.
“Income Taxes” means all Taxes that are in whole or in part based upon, measured by, or calculated with respect to net income or profits (including any capital gains, franchise, or minimum Tax but not including any sales, use, real or personal property, transfer or similar Taxes).
“Indebtedness” means, with respect to the Company Group, without duplication, any of the following: (a) all obligations of such Person for borrowed money, whether evidenced by a note, bond, debenture, mortgage, or other debt instrument or debt security; (b) all Liabilities secured by any Encumbrance upon property or assets owned by such Person; (c) all Liabilities created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) all finance lease obligations calculated in accordance with GAAP; (e) all Liabilities of such Person in regard to guaranties or sureties by others of such Person’s Liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty; (f) all Liabilities for underfunded employee pension benefit plans, nonqualified deferred pension plans and similar obligations; (g) all Liabilities classified as noncurrent liabilities in accordance with GAAP; (h) all deferred payments and other obligations of such Person to secure all or part of the purchase price of property, Equity Interests or services (including seller notes, earn-out payments, contingent bonuses or similar obligations); (i) any off balance sheet Liabilities; (j) all amounts due under any future derivative, swap, collar, put, call, forward purchase or sale transaction, fixed price contract or other agreement that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in interest rates, currencies basis risk or the price of commodities; (k) all Liabilities, prepayment penalties or premiums, interest, expenses or other amounts that are payable in connection with retirement, prepayment or termination of any of the foregoing, (l) all deferred revenues, (m) all accrued and unpaid Income Taxes of each member of the Company Group for any Pre-Closing Period or portion of any Straddle Period ending on or before the Closing Date, in each case, calculated in accordance with the past practice of the Company Group (except as otherwise required by applicable Law) and on the assumption that any Straddle Period ends on the Closing Date (determined in accordance with Section 7.4(b)) determined on a jurisdiction by jurisdiction basis (and which amount shall not be less than zero dollars ($0) for any jurisdiction) and by including in taxable income the amount of any adjustment pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local Law or non-U.S. Law) whether payable currently or in installments, (n) all Liabilities related to the Company Group’s outsourced service providers, including those providing financial, human resources or legal services to the Company Group, and (o) any amount outstanding related to sale-leasebacks, whether or not accrued.
“Indemnified Environmental Liabilities” means Liabilities relating to or arising out of (a) the investigation and remediation of the environmental conditions identified in the Phase I Environmental Assessments conducted by the Buyer with respect to the Investigation Facilities, and (b) with respect to the Specified Properties, the actions taken by the Buyer after the Closing Date described in Section 8.6(c).
“Indemnified Party” has the meaning set forth in Section 8.2(b).
“Indemnifying Party” means any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.
“Indemnity Escrow Account” means the sub-account designated by the Escrow Agent as the “Indemnity Escrow Sub-Account” into which the Indemnity Escrow Amount is deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.
“Indemnity Escrow Amount” means $9,634,746.90.

“Information Privacy and Security Laws” means all applicable Laws relating to privacy, data privacy, data protection, data security, anti-spam, and consumer protection, and all regulations promulgated by any Governmental Authority thereunder, including, GDPR, the Health Insurance Portability and Accountability Act, the Gramm-Leach-Bliley Act, the Federal Information Security Management Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state data security Laws, state social security number protection Laws, state data breach notification Laws, and Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing) and all equivalent Laws of any other jurisdiction.
“Insurance Policies” has the meaning set forth in Section 5.17(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade dress, trade names, logos, corporate names (including “doing business as” or “d/b/a” registrations), and all other indicia or identifiers of source or origin (and all goodwill associated therewith and all registrations and applications therefor); (b) copyrights and works of authorship, whether or not copyrightable; (c) trade secrets, confidential information, know-how, and any other information that derives independent economic value (actual or potential) from not being generally known to and not being readily ascertainable by proper means by a person able to obtain economic value from its use or disclosure, including drawings, bills of material and other tangible or electronic materials embodying the foregoing and relating to products or services made or sold or otherwise distributed by any member of the Company Group; (d) patents, patent applications, and inventions whether or not patentable, along with any improvements, ideas, data, concepts, formulas, techniques, methods, prototypes, protocols, processes associated with the foregoing; (e) domain names and social media account names or identifiers; (f) Software; (g) hardware; and (h) all other intellectual and related proprietary rights, whether protected, created, or arising by operation of law, in each case whether (i) granted under common law or by statute; (ii) registered or unregistered; (iii) published or unpublished; and (iv) including (A) all registrations, recordings, applications, rights to obtain renewals, derivations, continuations, reissues, extensions thereof; (B) all income, fees, royalties, damages, claims, payments and proceeds at any time due or payable or asserted under or with respect to any of the foregoing, and (C) all rights to sue for past, present or future misuses, misappropriations, or infringements thereof.
“Interim Financial Statements” has the meaning set forth in Section 5.7(a).
“Investigation Facilities” has the meaning set forth in Section 8.6(a).
“IP Inbound Licenses” has the meaning set forth in Section 5.9(a)(iii).
“IP Licenses” has the meaning set forth in Section 5.9(a)(iii).

“IP Outbound Licenses” has the meaning set forth in Section 5.9(a)(ii).
“IRS” means the United States Internal Revenue Service.
“IT Systems” means the information and communications technologies used by the Company Group, including hardware, Software and networks.
“Key Employees” means, collectively, [***].
“Knowledge of the Company Group” or any similar phrase means the actual knowledge of each of [***] and the knowledge such persons would have after reasonable due inquiry with such person’s direct reports.
“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 5.18(b).
“Leases” has the meaning set forth in Section 5.18(b).
“Letter of Credit Lender” has the meaning set forth in Section 8.8.
“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.
“Lookback Date” means January 1, 2022.
“Losses” means any and all losses, Liabilities, expenses of whatever kind (including reasonable attorneys’ fees and accounting fees and the cost of enforcing any right to indemnification hereunder), demands, claims, suits, actions, Taxes, judgments, damages, deficiencies, interest, awards, penalties, fines, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments.
“Mammoth” has the meaning set forth in the Recitals.
“Material Adverse Effect” means any Occurrence that has, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the results of operations, condition (financial or otherwise), prospects or assets of the Company Group, taken as a whole or (b) the ability of the Company Group or the Seller to consummate the transactions contemplated hereby.
“Material Contracts” has the meaning set forth in Section 5.11.
“Material Customers” has the meaning set forth in Section 5.24.

“Material Permits” has the meaning set forth in Section 5.13.
“Material Suppliers” has the meaning set forth in Section 5.24.
“Multiemployer Plan” has the meaning set forth in Section 5.14(a).
“Non-Income Taxes” means any Taxes that are not Income Taxes.
“Notice of Disagreement” has the meaning set forth in Section 2.3(c).
“Occurrences” means any individual or set of existences, events, developments, omissions, situations, occurrences, circumstances, facts or takings.
“Open License Terms” means terms in any license, distribution model or other agreement for software, libraries or other code (including middleware and firmware) (a “Work”) which require, as a condition of use, reproduction, modification, and/or distribution of the Work (or any portion thereof) or of any other software, libraries, or other code (or a portion of any of the foregoing) in each case that is incorporated into or includes, relies on, is linked to or with, is derived from in any manner (in whole or in part), or is distributed with a Work (collectively, “Related Software”), any of the following: (a) the making available of source code or any information regarding the Work or any Related Software; (b) the granting of permission for creating modifications to or derivative works of the Work or any Related Software; (c) the granting of a royalty-free license, whether express, implied, by virtue of estoppel or otherwise, to any Person under Intellectual Property rights (including patents) regarding the Work alone, any Related Software alone, or the Work or Related Software in combination with other hardware or software; (d) the imposition of any restrictions on future patent licensing terms, or other abridgement or restriction of the exercise or enforcement of any Intellectual Property rights through any means; (e) the obligation to include or otherwise communicate to other Persons any form of acknowledgement and/or copyright notice regarding the origin of the Work or Related Software; or (f) the obligation to include disclaimer language, including warranty disclaimers and disclaimers of consequential damages. By means of example only, Open License Terms includes any versions of the following agreements, licenses, or distribution models: (i) the GNU General Public License (GPL); (ii) Lesser/Library GPL (LGPL); (iii) the Common Development and Distribution License (CDDL); (iv) the Artistic License (including PERL); (v) the Netscape Public License; (vi) the Sun Community Source License (SCSL) or the Sun Industry Standards License (SISL); (vii) the Apache License; (viii) the Common Public License; (ix) the Affero GPL (AGPL); (x) the Berkley Software Distribution (BSD); (xi) the Mozilla Public License (MPL); or (xii) any licenses that are defined as OSI (Open Source Initiative) licenses as listed on the opensource.org website.
“Open Source Software” means any software, libraries, or other code that is licensed under, or is otherwise subject to, Open License Terms.
“Order” means any judgment, order, writ, injunction, decision, ruling, temporary restraining order, executive order, stipulation, determination, decree or award of, or settlement or agreement with, any Governmental Authority.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements, member agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Owned Intellectual Property” has the meaning set forth in Section 5.9(a)(i).
“Parent” has the meaning set forth in the introductory paragraph of this Agreement.
“Parent Insurance Policies” has the meaning set forth in Section 7.12.
“Parent Obligations” has the meaning set forth in Section 9.16.
“Payoff Letters” means the payoff letters from each of the holders of Closing Indebtedness for borrowed monies to be paid at Closing, indicating in each such payoff letter that, upon payment of a specified amount, the amount of such Closing Indebtedness owed or owing to such holder of Closing Indebtedness shall be fully paid and discharged, with no further obligations or Liabilities of the Company Group in respect thereof, and that all Encumbrances in respect of such Closing Indebtedness shall be released upon payment of the amount set forth in such Payoff Letter.
“Permits” means any consents, authorizations, registrations, waivers, licenses, permits, franchises, approvals, certificates, registrations, Orders or rights.
“Permitted Encumbrances” means, (a) statutory Encumbrances for current Taxes, assessments and other government charges not yet due and payable as of the Closing Date, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Company Group, (c) Encumbrances relating to purchase money security interests entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company Group, (d) easements, rights of way, zoning ordinances and other similar Encumbrances which are not, individually or in the aggregate, material to the operation of the Company Group, or (e) Encumbrances on capital assets of the Company Group relating to the Indebtedness associated with the purchases of capital assets by the Company Group since October 1, 2024 with Ford Motor Credit Company LLC and Altec Capital Services, LLC.
“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.

“Personal Information” means, collectively, any information or data that can be used, directly or indirectly, alone or in combination with other information possessed or controlled by any member of the Company Group, to identify an individual and any other information or data pertaining to any individual (including name, address, telephone number, email address, credit or payment card information, bank account number, financial data or account information, password combinations, customer account number, date of birth, government-issued identifier, social security number, race, ethnic origin/nationality, photograph and mental or physical health or medical information) or that is otherwise governed, regulated or protected by one or more Information Privacy and Security Laws.
“Post-Closing Statement” has the meaning set forth in Section 2.3(b).
“[***] Action” has the meaning set forth in Section 8.1.
“[***] Resolution Date” has the meaning set forth in Section 8.1.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date.
“Pre-Closing Statement” has the meaning set forth in Section 2.3(a).
“Pre-Closing Taxes” means, without duplication, (a) any and all Taxes of or imposed on any member of the Company Group for any and all Pre-Closing Periods, (b) any and all Taxes of or imposed on any member of the Company Group for any and all portions of any and all Straddle Periods ending on the Closing Date (determined in accordance with Section 7.4(b)), (c) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable Law) of which any member of the Company Group (or, in each case, any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Law), (d) any and all Taxes of or imposed on any member of the Company Group as a result of transferee, successor or similar liability (including bulk transfer or similar laws) or pursuant to any Law or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, (e) any and all Transfer Taxes required to be paid by the Seller pursuant to Section 7.4(a), (f) any and all amounts required to be paid by any member of the Company Group pursuant to any Tax Sharing Agreement that any member of the Company Group was a party on or prior to the Closing Date, (g) any and all Losses of any member of the Company Group related or attributable to the application of Section 280G of the Code (or any analogous provision of state or local Law) to any payments made in connection with the transactions contemplated by this Agreement, and (h) any and all Taxes related or attributable to any [***] (or otherwise imposed on any member of the Company Group or any of its Affiliates by any Taxing Authority of or within [***]); provided, however, that Pre-Closing Taxes shall not include any Taxes to the extent such Taxes are taken into account in the determination of Current Liabilities (as calculated in the determination of Final Working Capital), Final Closing Indebtedness or Final Transaction Expenses.

“Pre-Closing Tax Refunds” has the meaning set forth in Section 7.4(g).
“Preferred Bidder Status” has the meaning set forth in Section 5.22(d).
“Prior Purchase Agreements” means, collectively, that certain (a) Purchase Agreement, dated as of July 1, 2017, by and among Cobra Acquisitions, LLC, 5 Star, [***], and (b) Purchase Agreement, dated as of April 21, 2017, by and among Cobra Acquisitions, LLC, Higher Power, and [***].
“[***]” has the meaning set forth in Section 7.4(j).
“Proceeding” means any action, claim, complaint, petition, mediation, Order, inquiry, request for information, suit, proceeding, arbitration or investigation, whether civil or criminal, before or by any court or other Governmental Authority, arbitrator or arbitration panel.
“Python” has the meaning set forth in the introductory paragraph of this Agreement.
“Python Interests” has the meaning set forth in the Recitals.
“Related Party” means any officer, director or shareholder of the Company Group or the Seller or any immediate family member of any such Person.
“Related Software” has the meaning set forth in the definition of “Open License Terms”.
“Releasees” has the meaning set forth in Section 7.5(a).
“Releasing Parties” has the meaning set forth in Section 7.5(a).
“Relevant Service Provider” has the meaning set forth in Section 5.14(e).
“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, equityholder, advisor, consultant, counsel, accountant or other professional representative of such Person.
“Resolution Period” has the meaning set forth in Section 2.3(c).
“Restricted Business” means the business of the Company Group as presently conducted which is described as providing linemen and equipment for the installation, construction, maintenance, repairs, rebuilding, replacements, and upgrades to electrical transmission and distribution lines; provided, however, that “Restricted Business” shall not include the helicopter business (which business is also in the powerline business and provides linemen), the engineering business, the fiber optics business, and any and all businesses of Wexford or any of its affiliates.
“Restrictive Covenant Agreement” has the meaning set forth in the Recitals.
“Restricted Period” has the meaning set forth in Section 7.7(a).

“Review Period” has the meaning set forth in Section 2.3(c).
“Section 1542” has the meaning set forth in Section 7.5(b).
“Section 503” has the meaning set forth in Section 5.22(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Credit Support” has the meaning set forth in Section 7.10.
“Seller Indemnified Party” has the meaning set forth in Section 8.2(b).
“Seller Return” has the meaning set forth in Section 7.4(c)(i)(A).
“Sensitive Data” means all confidential information, proprietary information, Personal Information, trade secrets and any other information protected by Law or contract that is collected, created, maintained, stored, transmitted, used, disclosed or otherwise processed by or for any member of the Company Group.
“Software” means computer software, programs, data, and databases in any form, including internet web sites, and all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all content and documentation related thereto.
“Specified Properties” means the following properties of the Company Group: [***].
“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.
“Subsidiaries” or “Subsidiary” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.
“Tax” or “Taxes” means any (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any United States federal, state, local or foreign or other Taxing Authority (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax, and any Liability under unclaimed property, escheat, or similar Laws), (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Return, and (c) liability in respect of any items described in clause (a) and/or (b) payable by reason of Contract (including any Tax Sharing Agreement), assumption, transferee, successor or similar Liability, bulk sales or similar Liability, operation of law (including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local, or foreign Law)) or otherwise.
“Tax Claim Notice” has the meaning given to it in Section 7.4(f)(i).
“Tax Contest” has the meaning given to it in Section 7.4(f)(i).
“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract or arrangement, whether written or unwritten (including any such agreement, Contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).
“Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or other imposition of any Tax.
“Third Party Claim Notice” has the meaning set forth in Section 8.4(a).
“Transaction Documents” means any and all agreements, documents, certificates or instruments being delivered pursuant to this Agreement, including the Escrow Agreement, the Employment Agreements, the Restrictive Covenant Agreement, and the Transition Services Agreement.
“Transaction Expenses” means, to the extent not paid by the Company Group or the Seller prior to the Closing, (a) all consolidated fees and expenses of the Company Group incurred in connection with this Agreement, any Transaction Document or the transactions contemplated hereby or thereby, (b) all investment banking (including, brokers or finders), legal and accounting fees, costs and expenses, (c) 50% of all costs and expenses with respect to the Escrow Agent or otherwise in connection with the Escrow Agreement, (d) any commission, severance, retention bonus or other payment of any kind payable to management, other current or former employees or any other Person that is accelerated or payable (in whole or in part, whether by single-trigger, double-trigger or multiple-trigger conditions) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including, any payments made or payable in connection with any equity or equity-based compensation granted or that will be issuable to any current or former employees or any other Person, (e) the employer portion of any payroll, social security, unemployment and similar Taxes related to amounts payable to the Persons identified in clause (d); and (f) any and all Transfer Taxes.

“Transfer Taxes” has the meaning set forth in Section 7.4(a).
“Transition Services Agreement” means that certain transition services agreement, by and among the Seller and the Buyer, attached hereto as Exhibit B.
“Trapped Cash” means cash or cash equivalents (a) of a member of the Company Group which may not be freely useable or available because it is subject to restrictions or limitations on use under Contract or applicable Laws by such member of the Company Group or in order to service Indebtedness, (b) in the form of deposits in transit and outstanding wires, drafts and checks issued by a member of the Company Group, (c) that are insurance or other recovery proceeds in respect of any condemnation, casualty, loss or other material damage to any of the assets of a member of the Company Group prior to the Closing Date, or (d) that are held by any member of the Company Group where, following the Closing, the distribution or upstreaming of such cash or cash equivalents would be subject to withholding Tax under applicable Law, to the extent of such withholding Tax.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“VEVRAA” has the meaning set forth in Section 5.22(a).
“Wexford” means Wexford Capital LP, a Delaware limited partnership.
“Work” has the meaning set forth in the definition of “Open License Terms”.
“Working Capital” means, at any date, all Current Assets minus all Current Liabilities. Exhibit C attached hereto provides, for illustrative purposes only, an example of calculation for the Working Capital of the Company Group. To the extent the example for calculation of Working Capital as set forth in Exhibit C conflicts with the Balance Sheet Rules, the Balance Sheet Rules shall prevail.
“Working Capital Target” means $17,000,000.
1.2Interpretive Provisions. Unless the express context otherwise requires:
(a)the words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)the terms “Dollars” and “$” mean United States Dollars;
(d)references herein to a specific Article, Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e)wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)references herein to any gender shall include each other gender;
(g)references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof; provided, that, any requirement to disclose and/or make available to the Buyer any Contract shall not be considered satisfied unless each amendment, supplement or modification to such Contract has been so disclosed and/or made available to the Buyer;
(h)with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(i)the words “party” or “parties” or “parties hereto” shall refer to the parties to this Agreement;
(j)references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;
(k) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder;
(l)the word “or” is not exclusive;
(m)the phrases “made available,” “provided to” or similar phrases, when used in reference to anything made available to the Buyer or its Representatives, shall be deemed to mean uploaded to and made available to the Buyer or its Representatives in the Electronic Data Room prior to the Closing Date;
(n)this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted; and
(o)references to “a member of the Company Group”, “no member of the Company Group” or phrases of similar import, when used in this Agreement, shall refer to 5 Star, Higher Power and/or Python, as applicable.
Article 2

PURCHASE AND SALE OF THE COMPANY INTERESTS
2.1Purchase and Sale of the Company Interests. Upon and subject to the terms set forth in this Agreement, at the Closing, the Buyer shall purchase from the Seller all right, title and interest in and to the Company Interests, and the Seller shall sell, convey, assign, transfer and deliver to the Buyer, the Company Interests free and clear of any Encumbrances, in exchange for the Final Purchase Price.
2.2Transactions to be Effected at the Closing. At the Closing, the following transactions shall be effected by the parties to this Agreement:
(a)The Seller and/or the Company Group, as applicable, shall deliver or cause to be delivered to the Buyer:
(i)a certificate, dated as of the Closing Date, of an executive officer or other authorized person of each member of the Company Group certifying that (A) such member of the Company Group has previously made available to the Buyer a complete and correct copy of such member of the Company Group’s Organizational Documents, as amended to date, (B) attached thereto is a complete and correct copy of the resolutions adopted by the governing body of the Seller as the sole member of each member of the Company Group authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Seller and such member of the Company Group is a party and the consummation of the transactions contemplated hereunder and thereunder, and (C) such Organizational Documents, resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the Closing Date;
(ii)certificates representing the Company Interests of 5 Star, Higher Power and Python, free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws), duly endorsed in blank or accompanied by unit powers duly endorsed in blank in proper form for transfer;
(iii)evidence, in form and substance reasonably satisfactory to the Buyer, of the resignations or removal of the managers and officers of the Company Group requested by the Buyer, such resignations or removal to be effective concurrently with the Closing;
(iv)a duly executed IRS Form W-9 from the Parent;
(v)the Escrow Agreement, duly executed by the Seller and the Escrow Agent;
(vi)the Transition Services Agreement, duly executed by the Seller;
(vii)the Employment Agreements, duly executed by each of the Key Employees;
(viii)the Restrictive Covenant Agreement, duly executed by Wexford;

(ix)a good standing certificate for each member of the Company Group from the Secretary of State (or equivalent Governmental Authority) of the jurisdiction of its organization, dated no earlier than ten (10) Business Days prior to the Closing Date;
(x)the Payoff Letters, duly executed by the applicable holders of Closing Indebtedness to be paid at Closing, and the Buyer any other applicable releases, termination statements or other similar documentation (to the extent not included in the Payoff Letters), in form and substance reasonably satisfactory to the Buyer, releasing and terminating any and all Encumbrances (other than Permitted Encumbrances) relating to Indebtedness of the Company Group for borrowed money;
(xi)proof of filing of the CTB Election to the IRS, including the duly stamped certified mail receipt received in connection with such filing and an executed copy of such CTB Election, in each case, reasonably satisfactory to the Buyer; and
(xii)a written consent, in form and substance reasonably acceptable to the Buyer, from each of the third parties set forth on Schedule 2.2(a)(xii); and
(xiii)such other agreements, consents, documents, instruments and writings as are reasonably requested by the Buyer to be delivered by the Seller or the Company Group pursuant to this Agreement or otherwise reasonably required to consummate the transactions contemplated hereby.
(b)The Buyer shall pay or deliver or cause to be paid or delivered (as applicable):
(i)the following payments:
(A)to the Seller, the Estimated Purchase Price (less the Escrow Amounts), by wire transfer of immediately available funds to the bank accounts designated in writing by the Seller, which shall be provided to the Buyer at least five (5) Business Days prior to the Closing Date;
(B)to the Escrow Agent, the Adjustment Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;
(C)to the Escrow Agent, the Indemnity Escrow Amount, by wire transfer of immediately available funds in accordance with the terms of the Escrow Agreement;
(D)to the Persons entitled thereto in the amounts payable to each counterparty or holder of Indebtedness identified on Schedule 5.7(c) (other than Ford Motor Credit Company LLC), by wire transfer of immediately available funds in accordance with the Payoff Letters, which shall be provided by the Seller to the Buyer at least five (5) Business Days prior to the Closing Date;
(E)to the Seller the amounts payable to Ford Motor Credit Company LLC identified on Schedule 5.7(c), by wire transfer of immediately available funds, which the Seller shall remit to Ford Motor Credit Company LLC upon receipt via electronic payment on the Closing Date;
(F)the Estimated Transaction Expenses, to the Persons entitled thereto, by wire transfer of immediately available funds to the bank account(s) designated in writing by the Seller, which shall be provided to the Buyer at least five (5) Business Days prior to the Closing Date; provided, that, any amounts treated as wages or compensation to a current or former employee of any member of the Company Group shall be paid to such member of the Company Group, which shall pay the respective payee such amount, less applicable withholding Taxes, through the Company Group’s payroll system, and amounts paid as compensation to service providers who are not current or former employees shall be treated as contributed to the Company Group and immediately thereafter paid by the Company Group to such service providers;
(ii)to the Seller, the Escrow Agreement, duly executed by the Buyer;
(iii)to the Seller, the Transition Services Agreement, duly executed by the Buyer;
(iv)the Employment Agreements, duly executed by 5 Star or the Buyer, as applicable; and
(v)the Restrictive Covenant Agreement, duly executed by the Buyer.
2.3Purchase Price Adjustment.
(a)At least three (3) Business Days prior to the Closing Date, the Seller shall deliver to the Buyer a reasonably detailed statement (the “Pre-Closing Statement”) setting forth the Seller’s good faith calculation of (A) the Estimated Closing Cash, (B) the Estimated Closing Indebtedness, (C) the Estimated Transaction Expenses, (D) the Estimated Working Capital, as well as the resulting Estimated Working Capital Excess (if any) or Estimated Working Capital Shortfall (if any), as the case may be, and (E) the resulting Estimated Purchase Price. The Seller shall consider in good faith any comments or objections to any amounts set forth on the Pre-Closing Statement notified to it by the Buyer prior to the Closing and if, prior to the Closing, the Seller and the Buyer agree to make any modification to the Pre-Closing Statement, then the Pre-Closing Statement as so modified shall be deemed to be the Pre-Closing Statement. The Buyer shall be entitled to rely on the accuracy of the Pre-Closing Statement in all respects in making any payments pursuant to this Agreement, and all obligations to make such payments shall be deemed fulfilled to the extent such payments are made in accordance with this Agreement and the Pre-Closing Statement. None of the Buyer or any of its Affiliates (including, after the

Closing, the Company Group) shall have any liability or obligation to any Person, including the Seller, for any Losses arising from or relating to any errors, omissions or inaccuracies in the calculations of the portion of any amounts payable to the Seller or any other Person or any other errors, omissions or inaccuracy in the information set forth on the Pre-Closing Statement.
(b)Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a reasonably detailed statement (the “Post-Closing Statement”) setting forth the Buyer’s good faith calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses, (iv) the Closing Working Capital, as well as the resulting Closing Working Capital Excess (if any) or Closing Working Capital Shortfall (if any), as the case may be. The Post-Closing Statement shall be prepared in accordance with the Balance Sheet Rules.
(c)After receipt of the Post-Closing Statement, the Seller shall have thirty (30) days (the “Review Period”) to review the Post-Closing Statement. During the Review Period, the Seller and its accountants shall have access to the books and records of the Company Group, the personnel of, and work papers prepared by, the Buyer and/or the Buyer’s accountants to the extent that they relate to the Post-Closing Statement and to such historical financial information (to the extent in the Buyer’s possession) relating to the Post-Closing Statement, as applicable, as the Seller may reasonably request for the purpose of reviewing the Post-Closing Statement; provided, that such access shall be in a manner that does not interfere with the normal business operations of the Buyer or the Company Group. The Post-Closing Statement shall become final and binding upon the parties hereto following the expiration of the Review Period unless the Seller delivers written notice of their disagreement with the Post-Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the Seller’s objections to the Post-Closing Statement, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith. Any items set forth in the Post-Closing Statement that are not objected to by the Seller in a Notice of Disagreement during the Resolution Period shall be deemed to become final and binding upon the parties hereto. If a Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then during the thirty (30) day period (the “Resolution Period”) following the delivery of a Notice of Disagreement, the Seller and the Buyer shall negotiate in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If such differences are so resolved within the Resolution Period, the revised Post-Closing Statement with such changes as may have been previously agreed in writing by the Buyer and the Seller shall be final and binding. If at the end of the Resolution Period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit any amounts remaining in dispute to the Accounting Firm, who, acting as experts and not arbitrators, shall resolve such disputed amounts only and make any adjustments to the Post-Closing Statement. The Buyer and the Seller agree that all adjustments shall be made without regard to materiality. The Accounting Firm shall render a written decision resolving the matters submitted to the Accounting Firm as soon as practicable, and in any event within thirty (30) days of the receipt of such submission (or such other time as the parties hereto shall agree in writing). The scope of the disputes to be resolved by the Accounting Firm shall be limited to determining whether the items in dispute were determined in accordance with the terms of this Agreement, and no other matters. The

Accounting Firm’s decision shall be (w) limited to the specific items under dispute by the parties, (x) based solely on written submissions by the Seller and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the Balance Sheet Rules and the terms of this Agreement and (z) final and binding on all of the parties hereto absent fraud or manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. There shall be no ex parte communications between the Buyer (or its Representatives) or the Seller (or its Representatives), on the one hand, and the Accounting Firm, on the other hand, relating to the Notice of Disagreement and, unless requested by the Accounting Firm in writing, no party may present any additional information or arguments to the Accounting Firm, either orally or in writing. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses.
(d)Within five (5) Business Days after the final determination of the Final Closing Cash, the Final Closing Indebtedness, the Final Transaction Expenses, the Final Working Capital, and the resulting Final Purchase Price, the following payments shall be made, as applicable:
(i)If the Final Purchase Price is greater than the Estimated Purchase Price calculated at the Closing (such excess, the “Adjustment Surplus Amount”), then:
(A)the Buyer shall pay (or caused to be paid) the Adjustment Surplus Amount to the Seller; and
(B)the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release the Adjustment Escrow Amount to the Seller.
(ii)If the Final Purchase Price is less than the Estimated Purchase Price calculated at the Closing (such amount, expressed as a positive number, the “Adjustment Deficit Amount”), then the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the Adjustment Escrow Account and pay to the Buyer an amount equal to such Adjustment Deficit Amount, and in the event that such Adjustment Deficit Amount:
(A)is greater than the Adjustment Escrow Amount, then the Seller, shall pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds to a bank account designated in writing by the Buyer, an amount equal to the remaining portion of such Adjustment Deficit Amount to the Buyer; or

(B)is less than the Adjustment Escrow Amount, then the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release from the Adjustment Escrow Account any remaining amounts in the Adjustment Escrow Account (after payment of such Adjustment Deficit Amount from the Adjustment Escrow Account to the Buyer), to the Seller.
2.4Withholding. Each of the Buyer and the Company Group shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement, such amounts as it is required to deduct and withhold under the Code and the Treasury Regulations promulgated thereunder or any other provision of applicable Tax Law. To the extent that amounts are so withheld by the Buyer or the Company Group, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Persons in respect of which such deduction and withholding was made.
Article 3

THE CLOSING
3.1Closing; Closing Date. The closing of the sale and purchase of the Company Interests and the other transactions contemplated hereby (the “Closing”) shall take place concurrently with the execution and delivery of this Agreement at such time, place and in such manner (including by electronic means) as the parties hereto may mutually agree. The date on which the Closing occurs shall be referred to herein as the “Closing Date”. The Closing shall be deemed effective for all purposes as of 12:01 a.m. Central Time on the Closing Date (the “Calculation Time”).
Article 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as otherwise set forth in the Disclosure Schedules, the Seller hereby represents and warrants to the Buyer as follows:
4.1Residency; Organization. The Seller is duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.
4.2Binding Obligations. The Seller has all requisite capacity to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (b) general principles of equity (collectively, the “Equitable Exceptions”).

4.3No Defaults or Conflicts.
(a)The execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which the Seller is a party and the consummation by the Seller of the transactions contemplated hereby and thereby (i) do not and will not (whether with notice, lapse of time or both) require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an Occurrence that would constitute a material default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or any Permit to which the Seller is a party, (ii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, Order or decree of any Governmental Authority having jurisdiction over the Seller, and (iii) do not and will not result in the creation or imposition of any Encumbrance on any properties or assets of the Seller, including the Company Interests.
(b)No authorization, Permit or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated hereby and thereby.
4.4Company Interests. The Seller is the beneficial and record owner of all of the Company Interests and, except as set forth on Schedule 4.4, owns such Company Interests free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws). Other than this Agreement there are no Contracts to which the Seller is a party or by which it is bound with respect to the voting, sale, transfer, or other disposition of the Company Interests. Immediately upon consummation of the transactions contemplated by this Agreement, the Buyer shall own all of the Company Interests, free and clear of all Encumbrances.
4.5Litigation. There is no Proceeding pending or, to the knowledge of the Seller, threatened, against the Seller before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a Material Adverse Effect.
4.6Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Seller in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or any action taken by it.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP
Except as otherwise set forth on the Disclosure Schedules, the Company Group represents and warrants to the Buyer as follows:
5.1Organization and Qualification. Each member of the Company Group is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 5.1(a) sets forth each jurisdiction in which each member of the Company Group is qualified, licensed or registered to transact business as a foreign entity, and each member of the Company Group is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration except where the failure to be so qualified, licensed or registered or in good standing (to the extent such concept is applicable) would not, individually or in the aggregate, reasonably be expected to be adversely material to each member of a member of the Company Group. Other than as set forth on Schedule 5.1(b): (i) Higher Power has no ongoing business operations and (ii) other than leasing equipment from third-party lessors and subleasing such equipment to 5 Star and Higher Power, Python does not engage in business operations.
5.2Binding Obligations. Each member of the Company Group has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each Transaction Document to which such member of the Company Group is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of such member of the Company Group. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Company Group and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of such member of the Company Group, enforceable against such member of the Company Group in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
5.3No Defaults or Conflicts.
(a)The execution, delivery and performance by the Company Group of this Agreement and each Transaction Document to which it is a party and the consummation by the Company Group of the transactions contemplated hereby and thereby (i) do not and will not result in any violation of the Organizational Documents of any member of the Company Group, (ii) except as set forth on Schedule 5.3(a), do not and will not require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a default or an Occurrence that would constitute a material default (whether with notice, lapse of time or both) under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which a member of the Company Group is a party or any Permit affecting the properties, assets or any member of the Company Group, (iii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, Order or decree of any Governmental Authority having jurisdiction over any member of the Company Group, and (iv) do not and will not result in the creation or imposition of any Encumbrance, other than Permitted Encumbrances, on any properties or assets of any member of the Company Group.
(b)No authorization, Permit or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by any member of the Company Group in connection with the execution, delivery and performance by the Company Group of this Agreement and the consummation by the Company Group of the transactions contemplated hereby.
5.4Capitalization.
(a)The 5 Star Interests constitute all of the issued and outstanding Equity Interests of 5 Star and are owned by the Seller. The Higher Power Interests constitute all of the issued and outstanding Equity Interests of Higher Power and are owned by the Seller. The Python Interests constitute all of the issued and outstanding Equity Interests of Python and are owned by the Seller. Other than the Company Interests, there are no other Equity Interests of the Company Group issued or outstanding as of the date hereof, or that are required to be issued as a result of the Closing.
(b)All of the Company Interests have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances (other than restrictions on future transfers arising under the Securities Act and applicable state securities Laws).
(c)All of the Company Interests were issued in compliance with applicable Laws. The Company Interests were not issued in violation of any agreement, arrangement or commitment to which the Seller or any member of the Company Group is a party or is subject to or in violation of any preemptive or similar rights of any Person.
(d)Other than this Agreement, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of the Company Group or obligating the Seller or the Company Group to issue or sell any Equity Interests in the Company Group. Except as set forth on Schedule 5.4(d), the Company Group does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or any other equity compensation rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Interests.

(e)The register of the owners of Equity Interests and all transfer records related thereto, and all other records related to the current and prior owners of Equity Interests of the Company Group are complete and correct and have been maintained in accordance with good business practice and all applicable Laws.
5.5Subsidiaries. No member of the Company Group has, or has ever had, any Subsidiaries, and no member of the Company Group owns, directly or indirectly, or has the right to acquire, any Equity Interests of any Person.
5.6Litigation. Except as set forth in Schedule 5.6, since the Lookback Date there have been no Proceedings, and as of the date hereof, there are no Proceedings pending or, to the Knowledge of the Company Group, threatened by or against any member of the Company Group, or any Representatives of the Company Group in their capacities as such. Since the Lookback Date, no Occurrence has occurred that may give rise to, or serve as a basis for, any such Proceeding. There are no Orders outstanding against any member of the Company Group or otherwise affecting any member of the Company Group.
5.7Financial Statements.
(a)Schedule 5.7(a) sets forth a true, correct and complete copy of each of (i) the consolidated unaudited balance sheet of the Company Group as of December 31, 2024, December 31, 2023, and December 31, 2022 and the consolidated related statements of operations of the Company Group for the fiscal years then ended (collectively, referred to as the “Annual Financial Statements”), and (ii) the consolidated unaudited balance sheet of the Company Group as of January 31, 2025 (the “Balance Sheet Date”), and the related statements of operations of the Company Group for the one-month period then ended (collectively referred to as the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”). Each of the Financial Statements are based on the books and records of the Company Group, which books and records are complete and correct in all material respects and have been regularly kept and maintained in accordance with the Company Group’s normal and customary practices. The Financial Statements (x) fairly present, in all material respects, the financial condition and results of operations of the Company Group as at the respective dates thereof and for the respective periods indicated therein and (y) were prepared in accordance with GAAP applied on a consistent basis, subject to, in the case of the Interim Financial Statements, normal and recurring year-end adjustments (none of which, individually or in the aggregate, are expected to be material to the Company Group) and the absence of notes.
(b)Each member of the Company Group maintains a system of internal accounting controls and procedures which are reasonably appropriate for its size and the industry in which it operates that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of their financial statements in accordance with GAAP. No member of the Company Group has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by any member of the Company Group, (ii) any fraud, whether or not material, that involves the management of the Company Group or any personnel who have a role in the preparation of the

Financial Statements or the internal accounting controls utilized by the Company Group, or (iii) any claim or allegation regarding any of the foregoing.
(c)Schedule 5.7(c) contains a true, correct and complete list of all Indebtedness as of the date hereof.
5.8No Undisclosed Liabilities. No member of the Company Group has any Liabilities of any kind and there is no Occurrence that would reasonably be expected to result in any material Liabilities except for (i) Liabilities reflected on and reserved against in on the face of the Interim Financial Statements, and (ii) Liabilities that have arisen since the Balance Sheet Date in the ordinary course of business (none of which are material, individually or in the aggregate, or relate to breach of Contract, breach of warranty, tort, infringement, violation of Law, Order or Permit, or any Proceeding).
5.9Intellectual Property.
(a)Schedule 5.9(a) sets forth:
(i)a complete and correct list of all (A) registered patents, pending patent applications, and planned applications (including invention disclosures), (B) all registered trademarks, tradenames, and service mark registrations and applications to register any trademarks (including trademarks comprising domain names) therefor, (C) material unregistered trademarks, tradenames, and service marks, (D) copyright registrations and applications therefore, (E) internet domain name registrations, in each case to the extent used by any member of the Company Group or in connection with their business, (F) Software, (G) any trade secrets, and (H) any other material Intellectual Property, in each case, in which any member of the Company Group has, or purports have any ownership stake (collectively, the Intellectual Property set forth on Schedule 5.9(a) and all other Intellectual Property owned or purported to be owned by any member of the Company Group, the “Owned Intellectual Property”);
(ii)each license, sublicense, consent to use agreement, settlement, coexistence agreement, covenant not to sue, waiver, release, or other express grants of right to use which any member of the Company Group has granted to any third party with respect to any Owned Intellectual Property (“IP Outbound Licenses”); and
(iii)each item of Intellectual Property that any third party owns and that any member of the Company Group uses in connection with their business pursuant to a license, sublicense, agreement or permission, in each case other than licenses of commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses (“IP Inbound Licenses” and together with the IP Outbound Licenses, the “IP Licenses”).
(b)Except as set forth on Schedule 5.9(b):

(i)The Owned Intellectual Property and the Intellectual Property that is the subject of all the IP Inbound Licenses plus any member of the Company Group license to use commercially available off-the-shelf software licensed pursuant to shrink-wrap or click-wrap licenses (collectively, the “Company Intellectual Property”) include all of the Intellectual Property used or purported to be used in or necessary for the conduct of the Company Group’s business, and there are no other items of Intellectual Property that are required to operate the Company Group’s business as currently conducted or proposed to be conducted;
(ii)All Owned Intellectual Property is solely owned (both beneficially and with respect to registrations and applications, as the record owner) by any member of the Company Group free and clear of all Encumbrances, other than Permitted Encumbrances, and all Owned Intellectual Property is subsisting, valid and enforceable;
(iii)All fees have been timely paid and all required communications and responses timely filed with regard to all Owned Intellectual Property subject to registration with or application to a Governmental Authority or other registrar;
(iv)A member of the Company Group owns, or has a valid right to use free and clear of all Encumbrances (other than Permitted Encumbrances), all Intellectual Property used or held for use by it, or necessary to conduct the Company Group’s business as currently conducted and as planned to be conducted, including to design, develop, manufacture, license, market, distribute, maintain, repair, offer for sale, sell, or use each any member of the Company Group’s current products and services, as well as any planned future products and services;
(v)No grants, funding, facilities, or personnel of any Governmental Authority or university, research institution or similar entity was used to develop or create (in whole or in part) any Owned Intellectual Property;
(vi)Neither the validity, enforceability nor scope of, nor the Company Group’s title or other rights to, any Intellectual Property owned or purported to be owned by any member of the Company Group, or to the Knowledge of the Company Group, any other Intellectual Property used or held for use in conduct of the business of the Company Group, including any Intellectual Property licensed by any member of the Company Group through the IP Inbound Licenses, is currently being, or has been, challenged in any Proceeding or threatened to be challenged in any Proceeding;
(vii)Neither the validity, enforceability nor scope of, nor the title or other rights to any Intellectual Property created by or for any member of the Company Group as “works made for hire” for, or that is or was assigned to, any of the Company Group’s customers is the subject of any current or former dispute or Proceeding or is or was otherwise threatened to be challenged in any Proceeding;
(viii) (A) there are no Proceedings pending or, to the Knowledge of the Company Group, threatened against any member of the Company Group or otherwise affecting any member of the Company Group’s business, alleging that any member of the Company Group or, in connection with any member of the Company Group’s business, any Person, is infringing, misappropriating or otherwise violating, or that any member of the Company Group or, in connection with their business, any Person, has infringed, misappropriated or otherwise violated, any of the Intellectual Property rights of any third party Person; (B) there are no Proceedings pending or threatened by any member of the Company Group, or by any Person on behalf of any member of the Company Group, against any Person alleging infringement, misappropriation or other violation of any Owned Intellectual Property; (C) the operation or conduct of the Company Group’s business (including the use of any Intellectual Property), as currently conducted, and as has been conducted, has not infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person, and there has been no Proceeding asserted or, to the Knowledge of the Company Group, threatened against any member of the Company Group alleging any member of the Company Group’s infringement, misappropriation, or violation of any Intellectual Property rights of another Person, (D) no Person has infringed or otherwise violated any Owned Intellectual Property; (E) no trademark or service mark owned by any member of the Company Group is involved in any opposition, cancellation or equivalent Proceeding, and, to the Knowledge of the Company Group, no such Proceeding has been threatened in writing; (F) no patent owned by any member of the Company Group is involved in any interference, reissue, reexamination or equivalent Proceeding; and (G) no member of the Company Group has granted a license to any Person to use any Owned Intellectual Property other than licenses granted in the ordinary course of business.
(ix)The consummation of the transactions contemplated hereby will not result in the loss or impairment of any member of the Company Group’s right to own or use any Owned Intellectual Property or Intellectual Property licensed under IP Inbound Licenses; and there are no third party consents or other permissions, with respect to any Owned Intellectual Property or IP Inbound Licenses, required for or as a result of the completion of the transactions contemplated hereby.
(c)Each member of the Company Group has (i) taken commercially reasonable measures, consistent with customary practices in the industry in which it operates, to protect the confidentiality of all of its material trade secrets, including proprietary software source code, Company Owned Data and Data Sets, and all other confidential and proprietary information of each member of the Company Group including Sensitive Data maintained by of for the Company Group (collectively, the “Company Sensitive Information”) and (ii) executed either written confidentiality and invention assignment agreements or written agreements incorporating confidentiality and invention assignment agreements or provisions with all of its past and present employees, contractors and consultants who have been employed or engaged to develop Intellectual Property for any member of the Company Group and pursuant to which such employees, contractors and consultants have (A) acknowledged that all such Intellectual Property rights are “works made for hire” for such member of the Company Group under applicable Law, and granted to such member of the Company Group a present, irrevocable assignment to all their rights in and to all Intellectual Property they developed in the course of their engagement with such member of the Company Group, and (B) agreed to hold all trade secrets and confidential and proprietary information of such member of the Company Group in confidence both during and after their employment or engagement. No manager, director, officer, employee, consultant, or other representative of any member of the Company Group owns or, to the Knowledge of the Company Group, claims any rights in any Intellectual Property owned, purported to be owned, or used by any member of the Company Group. Except as set forth on Schedule 5.9(c) (x) no Person has excluded any Intellectual Property from their respective confidentiality and invention assignment agreement, (y) no Person is in breach, in any material respect, of their respective confidentiality and invention assignment agreement, and (z) there has not been any disclosure of or access to any material trade secret of any member of the Company Group to any Person in a manner that has resulted or is reasonably likely to result in the loss of trade secret rights in and to such information. All content and other copyrightable subject matter used by the Company Group in their business are original works, and not derivative works or works which are licensed from or previously owned by another Person.
(d)The Company Group has not made any Company Sensitive Information available to any Person except pursuant to written confidentiality agreements. All use, disclosure or appropriation of any trade secret or other confidential or proprietary information not owned by a member of the Company Group that had been provided to a member of the Company Group under a confidentiality agreement has been used pursuant to the terms of such written agreement between any member of the Company Group and the owner of such trade secret or confidential or proprietary information. The Company Group has not received any notice from any Person that there has been an unauthorized use or disclosure of any trade secrets or other confidential or proprietary information provided in relation to the Company Group’s business. No Person that has received any Company Sensitive Information from any member of the Company Group has refused to provide to any member of the Company Group, after the Company Group’s request therefore, a certificate of return or destruction of any documents or materials containing such Company Sensitive Information if such certificate is required by the terms of a confidentiality agreement. There has not been any breach of confidentiality obligations with respect to, or unauthorized use or disclosure of, any Company Sensitive Information.
(e)A member of the Company Group is in actual possession of and has sufficient control and rights over, and has complete, valid and enforceable rights to use without restriction, all data, data sets and databases used in, held for use in, or necessary for the conduct of the Company Group’s business (collectively, “Company Owned Data and Data Sets”).
(f)Each member of the Company Group has posted on its web site privacy policies regarding the collection, use and disclosure of Personal Information in its possession, custody or control, or otherwise held or processed on its behalf. Each member of the Company Group has complied in all material respects with all Information Privacy and Security Laws and agreements to which it is a party that contain, involve or deal with Personal Information and other Sensitive Data. Each member of the Company Group has been, and is, in material compliance with all applicable Laws and contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-

border) of Personal Information provided, however, that this representation with respect to Higher Power shall be since April 21, 2017 and with respect to 5 Star shall be since July 1, 2017. The Company Group has not been notified of any Proceeding or any other claim related to data security or privacy or alleging a violation of any of its privacy policies, or any Information Privacy and Security Law, nor, to the Knowledge of the Company Group, has any such claim been threatened. Each member of the Company Group has taken commercially reasonable measures designed to protect and maintain the confidentiality of all Personal Information and other Sensitive Data collected by or on behalf of the Company Group in connection with their business and to maintain the security of their data storage practices for Personal Information, in each case, in accordance with all Information Privacy and Security Laws and consistent with commercially reasonable industry practices applicable to such types of data gathered and maintained in the industry in which the Company Group conducts its business. Each member of the Company Group has taken commercially reasonable steps to ensure that all third party service providers, outsourcers, contractors, or other persons who process, store or otherwise handle Personal Information for or on behalf of any member of the Company Group have agreed to materially comply with applicable Information Privacy and Security Laws and taken reasonable steps to protect and secure Personal Information from loss, theft, misuse or unauthorized access, use, modification or disclosure. There has been no unauthorized access, use, or disclosure of Personal Information or other Sensitive Data in the possession or control of the Company Group or any of its respective providers or other contractors, or otherwise in connection with the Company Group’s business.
(g)All of the IT Systems are owned by, or validly licensed, leased or supplied under a written contract to a member of the Company Group, and (i) they comprise all of the IT Systems that are required to carry on the Company Group’s business as currently conducted and as it was carried out in the twelve (12) months prior to the date hereof; (ii) are in good working condition, ordinary wear and tear excepted, to effectively perform all computing, information technology, and data processing operations necessary for the conduct of the Company Group’s business; (iii) are free of any material viruses, defects, bugs, and errors; and (iv) are in material compliance with all Laws. The Company Group’s rights with respect to the IT Systems will not be lost or rendered liable to termination by virtue of the performance of this Agreement. Each member of the Company Group has maintained commercially reasonable administrative, physical and technical safeguards consistent with normal industry practice that are designed to (A) protect the confidentiality, integrity and accessibility of IT Systems and information contained therein (including Intellectual Property, Personal Information, Sensitive Data, and all other information subject to confidentiality obligations), and specifically, (B) prevent against loss and unauthorized access, use, modification, disclosure or other use of such information that would not, in each foregoing case, be consistent with the Company Group’s published privacy policy and each Contract to which each is party and all Information Privacy and Security Laws. (i) The IT Systems have not caused any member of the Company Group to fail to comply with any service level obligations in its Contracts with customers for the Company Group’s products or services in any material respect, (ii) none of the data (including Owned Intellectual Property, Personal Information, and Sensitive Data including data owned by customers with which any member of the Company Group has a Contract) that they store or process has been corrupted to a material extent, and (iii) and, to the Knowledge of the Company Group, none of the data

(including Owned Intellectual Property, Personal Information, and Sensitive Data including data owned by customers with which any member of the Company Group has a Contract) that they store or process has been subject to any actual or suspected material data loss or theft, unauthorized access, malware intrusion, or other cybersecurity breach (including ransomware). Each member of the Company Group is and since the Lookback Date has been, and is, in material compliance with all Information Privacy and Security Laws and all other relevant Laws and contractual obligations concerning the security and privacy of IT Systems and information contained therein. No unauthorized Person has breached or accessed the IT Systems without authorization which resulted in (i) the corruption, theft or loss of any Company Sensitive Information or Company Owned Data and Data Sets stored by or for the Company Group, or (ii) or would reasonably be expected to result in any liability for the Company Group. Since the Lookback Date, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting the IT Systems used by any member of the Company Group that have caused a material disruption or interruption in or to the use of such IT Systems.
(h)Schedule 5.9(h) sets forth a true, correct, and complete list of all Software licensed, used, reproduced, modified, or distributed by any member of the Company Group (other than commercially available off-the-shelf Software used by a member of the Company Group) (collectively “Company Software”). Except as set forth on Schedule 5.9(h), all Company Software is either owned by a member of the Company Group or licensed to a member of the Company Group under a valid and enforceable agreement. All payments due under any license agreements for Company Software are reflected in the Financial Statements. Except as set forth on Schedule 5.9(h), the Company Software, and any other Software used by the Company Group, does not reference, incorporate, or link to (dynamically or statically) any Open Source Software subject to a Copyleft Software license.
(i)Except as set forth on Schedule 5.9(i), the Company Group does not or has not collected, maintained, or has had any access to any end user device identifier information, such as the international mobile subscriber identity (IMSI), international mobile equipment identity (IMEI), media access control (MAC) address, or Apple or Android unique advertising identifier.
(j)Except as set forth on Schedule 5.9(j), the Company Group does not develop or operate (i) software packages that are deployed on end user devices or (ii) a real time bidding ad exchange or similar platform.
5.10Compliance with Laws.
(a)Each member of the Company Group is, and since the Lookback Date has been, in compliance in all material respects with all Laws applicable to the Company Group and/or its business. The Company Group is not subject to any unsatisfied Order.
(b)Without limiting the generality of Section 5.10(a), each member of the Company Group, and their respective current Representatives (when acting in such capacity or otherwise on behalf of such member of the Company Group), is, and since the Lookback Date has been, in compliance with all applicable Laws related to (i) the advertising of political matters, including all Laws related to political and electoral campaigns, campaign finance, political spending, and elections, and (ii) the advertising of healthcare matters, including all Laws related to healthcare finance, the Health Insurance Portability and Accountability Act of 1996 (HIPAA) and all other applicable Laws related to patient information, medical records, and medical record keeping. None of the current Representatives of any member of the Company Group has ever made or received any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices in connection with any of the Company Group’s advertising services.
(c)No member of the Company Group is a “TID U.S. Business,” as such term is defined in 31 C.F.R. § 800.248.
5.11Material Contracts. Schedule 5.11 sets forth, by applicable subsection, a correct and complete list of each of the following types of Contracts (and each amendment and modification thereto) to which a member of the Company Group is a party, or by which any of any member of the Company Group’s assets or properties are bound or subject as of the date of this Agreement (such Contracts (other than purchase orders), whether or not listed on Schedule 5.11, and together with the Existing Employment Agreements and IP Licenses, hereinafter referred to as “Material Contracts”):
(a)all Contracts pursuant to which a member of the Company Group (i) made payments to any third party in the twelve (12) month period prior to the date hereof, in excess of $1,000,000; or (ii) received payments from any third party in the twelve (12) month prior to the date hereof, in excess of $1,000,000;
(b)all Contracts which are not terminable by a member of the Company Group, without payment of penalty or premium on not more than thirty (30) days’ notice;
(c)all partnership, joint venture, tax sharing or similar agreements involving a share of profits, losses, costs or Liabilities between a member of the Company Group, on the one hand, and a third party, on the other hand;
(d)all Contracts entered into in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or any material assets and pursuant to which any member of the Company Group has an existing obligation; provided, that the foregoing shall not apply to non-disclosure agreements entered into in connection therewith;
(e)all Contracts that contain or provide for “most favored nations” terms or otherwise restrict the right of the Company Group to (i) engage in any line of business or geographic region with any Person, (ii) solicit any customers, suppliers, employees or contractors of any other Person, or (iii) compete with any Person;
(f)all collective bargaining or similar agreements;

(g)(i) any indenture, mortgage, pledge, security agreement, note or other Contract evidencing Indebtedness or otherwise placing an Encumbrance on any asset or property of any member of the Company Group, (ii) any guaranty or any other evidence of Liability for any Indebtedness or obligation of any other Person, or (iii) any letter of credit, bond or other indemnity (including letters of credit, bonds or other indemnities as to which a member of the Company Group is the beneficiary but excluding endorsements of instruments for collection in the ordinary course of the operation of such entity);
(h)all Contracts with Material Customers;
(i)all Contracts with Material Suppliers;
(j)all Government Contracts;
(k)all outstanding powers-of-attorney granted by a member of the Company Group for any purpose whatsoever;
(l)each form of Contract used by a member of the Company Group as a standard form in the ordinary course of business;
(m)all Contracts related to capital projects and capital expenditures in excess of $100,000 individually or $250,000 in the aggregate; and
(n)each other Contract to which any member of the Company Group is a party or by which it or its assets are otherwise bound which is reasonably likely to involve the payment to or by any member of the Company Group of more than $500,000 in the aggregate.
The Company Group has made available to the Buyer true and complete copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder). No member of the Company Group, nor, to the Knowledge of the Company Group, any other party thereto, is in breach of or default under (or is alleged to be in breach or default under) or has provided or received any notice of any intention to terminate any Material Contract. Each Material Contract to which a member of the Company Group is a party (x) is a legal and binding obligation of such member of the Company Group, and, to the Knowledge of the Company Group, the other relevant parties thereto and (y) is in full force and effect, enforceable against such member of the Company Group, and, to the Knowledge of the Company Group, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. To the Knowledge of the Company Group, no Occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.
5.12Taxes. Except as set forth on Schedule 5.12:

(a)Each member of the Company Group has timely filed all income and other material Tax Returns required to be filed by it on or before the Closing Date. All such Tax Returns are true, correct and complete in all material respects. Each member of the Company Group has fully and timely paid and discharged all Taxes required to be paid by it (whether or not shown on any Tax Returns), other than Taxes which individually or in the aggregate are not reasonably expected to be material.
(b)Each member of the Company Group has withheld, collected and paid over to the appropriate Taxing Authorities all Taxes required by Law to be withheld or collected from amounts paid or owing to any employee, equityholder, creditor, holder of securities or other third party, and has complied with all information reporting (including IRS Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto. Each member of the Company Group has properly classified all individuals providing services to each such entity as employees or non-employees for all relevant purposes.
(c)The Liability of each member of the Company Group for unpaid Taxes, whether to any Taxing Authority or to another Person (such as under a Tax Sharing Agreement), (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability in the Interim Financial Statements and (ii) does not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of such member of the Company Group in filing Tax Returns.
(d)Since the Balance Sheet Date, no member of the Company Group has incurred any Liability for Taxes other than in the ordinary course of business, made or rescinded any Tax election, changed any annual accounting period, adopted or changed any method of accounting or policy or reversed any accruals (except as required by a change in Law or GAAP), filed any amended Tax Returns, entered into any Tax Sharing Agreement, signed or entered into any closing agreement or settlement agreement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in Liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes, or acted or omitted to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for each member of the Company Group, the Buyer or any of the Buyer’s Affiliates.
(e)No member of the Company Group has been subject to any audit by any Taxing Authority for Taxes, and there is no dispute or claim concerning any Tax liability of any member of the Company Group either (i) threatened, claimed or raised by any Taxing Authority or (ii) to the Knowledge of the Company Group. There are no matters under discussion with any Taxing Authority with respect to Taxes of any member of the Company Group that are likely to result in an additional liability for Taxes with respect to such member of the Company Group. No issues relating to Taxes of any member of the Company Group were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in Taxes in a later taxable period.

(f)No member of the Company Group has waived any statute of limitations in respect of Taxes or has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority, other than any such extensions that are no longer in effect.
(g)No member of the Company Group is or has ever been a party to any (i) “listed transaction”, as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(2) of the Treasury Regulations, (ii) “transaction of interest”, as defined in Section 1.6011-4(b)(6) of the Treasury Regulations, or (iii) transaction that is “substantially similar” (within the meaning of Section 1.6011-4(c)(4) of the Treasury Regulations) to a “listed transaction” or “transaction of interest”, or (iv) other transaction that required or will require the filing of an IRS Form 8886; provided, however, that this representation with respect to Higher Power shall be since April 21, 2017 and with respect to 5 Star shall be since July 1, 2017.
(h)No member of the Company Group is a party to or bound by any Tax Sharing Agreement with any Person, and does not have any current or potential contractual Liability or obligation to indemnify any other Person with respect to Taxes pursuant to any such Tax Sharing Agreement or otherwise.
(i)No member of the Company Group is or has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Income Tax Return, nor does any member of the Company Group have a Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations or any analogous or similar provision of Law, by Contract, as a transferee or successor, or otherwise; provided, however, that this representation with respect to Higher Power shall be since April 21, 2017 and with respect to 5 Star shall be since July 1, 2017.
(j)There is no Liability or claim against any member of the Company Group pursuant to unclaimed property, escheat, or similar Laws.
(k)Each member of the Company Group has properly (i) collected and remitted sales, use, valued added, goods and services, and similar Taxes with respect to sales or leases made or services provided to its customers and (ii) for all sales, leases or provision of services that are exempt from sales, use, valued added, goods and services, and similar Taxes and that were made without charging or remitting sales, use, valued added, goods and services, or similar Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale, lease or provision of services as exempt.
(l)No claim has ever been made by a Taxing Authority in a jurisdiction where the Company Group does not file Tax Returns that any member of the Company Group is or may be subject to taxation by such jurisdiction; provided, however, that this representation with respect to Higher Power shall be since April 21, 2017 and with respect to 5 Star shall be since July 1, 2017.

(m)There are no Encumbrances for Taxes on any of the assets of any member of the Company Group (other than Encumbrances set forth in clause (a) in the definition of Permitted Encumbrances).
(n)No member of the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Law); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (vi) method of accounting or election that defers the recognition of income to any period ending after the Closing Date.
(o)No member of the Company Group has or has ever had a taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid; provided, however, that this representation with respect to Higher Power shall be since April 21, 2017 and with respect to 5 Star shall be since July 1, 2017.
(p)No member of the Company Group is a party to any joint venture, partnership, other arrangement or Contract which may reasonably be expected to be treated as a partnership for U.S. federal Income Tax purposes.
(q)There are no closing agreements, ruling requests, subpoenas or requests for information or similar arrangements with any Taxing Authority with respect to the determination of the Tax Liability of any member of the Company Group that would have continuing effect on periods (or portions thereof) ending after the Closing Date.
(r)No power of attorney has been given by or is binding upon any member of the Company Group with respect to Taxes or Tax Returns for any period for which the statute of limitations (including any waivers or extensions thereof) has not yet expired.
(s)No member of the Company Group has distributed stock of another Person, or had its stock distributed by another Person, in a transaction intended or purported to be governed, in whole or in part, by Section 355 of the Code or Section 361 of the Code.
(t)Any employee retention credit or similar Tax credit claimed by the Company Group has been properly claimed in compliance with all applicable Laws.
(u)For U.S. federal (and applicable state and local) Income Tax purposes: (i) since April 21, 2017, Higher Power has been properly treated as an entity disregarded as separate from its owner, (ii) Python is, and at all times since its formation has been, properly treated as an entity disregarded as separate from its owner, (iii) since July 1, 2017 until two (2) days prior to the Closing Date, 5 Star was properly treated as a C corporation, and (iv) effective as of two (2) days prior to the Closing Date, 5 Star has been properly treated as an entity disregarded as separate from its owner. The CTB Election was duly filed with the IRS at least two (2) days prior to the Closing Date. Other than the CTB Election, no member of the Company Group has made an election pursuant to Treasury Regulation Section 301.7701-3.
5.13Permits. Schedule 5.13 sets forth a correct and complete list of all permits, licenses, approvals, certificates and other authorizations of and from all Governmental Authorities necessary for the lawful conduct of the business of the Company Group (the “Material Permits”). All of the Material Permits are valid and subsisting in accordance with their respective terms. The Company Group is not in default or violation of any Material Permit in any material respect. No Occurrence has occurred that, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any Material Permit, and no Proceeding is pending or, to the Knowledge of the Company Group, threatened to revoke, modify or terminate any Material Permit in any material respect.
5.14Employee Benefit Plans.
(a)Schedule 5.14(a) contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, equity or equity-based compensation, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, independent contractor, retirement, termination, vacation, holiday, sick leave, dependent care assistance, health savings, health reimbursement, flexible spending, multiple employer welfare, accident, disability, long-term care, employee assistance, scholarship, fringe benefit, expense reimbursement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, insured or self-insured, which is or has been maintained, sponsored, contributed to, or required to be contributed to, by the Company Group or any of its ERISA Affiliates for the benefit of any current or former employee of any member of the Company Group (or their respective dependents or beneficiaries) or under which the Company Group or any of its ERISA Affiliates has any present or future Liability, whether actual or contingent (other than any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)). All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Company Plans.” The Company Group has made available to the Buyer a copy of, to the extent applicable, (i) each Company Plan and, with respect to any unwritten Company Plan, a written summary of such Company Plan, (ii) each trust, insurance, annuity or other funding contract related thereto, (iii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (iv) the three (3) most recent annual reports on Form 5500 required to be filed with the IRS with respect thereto, (v) the most recent summary plan description and any material modification with respect thereto, (vi) the most recent determination or opinion letter received from the IRS with respect to each Company Plan intended to qualify under Section 401 of the Code, and (vii) all non-routine, written communications relating thereto.
(b)Except as set forth on Schedule 5.14(b), no member of the Company Group nor any of its ERISA Affiliates contributes to, is required to contribute to, has or was required to contribute to, or has any Liability (either potential or assessed) under any (i) Multiemployer Plan, (ii) defined benefit pension plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (iii) multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA.
(c)(i) Each Company Plan (and any related trust or other funding vehicle) has been established, maintained, operated and administered in accordance with its terms in all material respects, and in material compliance with the terms of such Company Plan and all applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations; (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification or is a prototype, volume submitter, or master plan that has received an opinion or advisory letter from the IRS, and to the Knowledge of the Company Group, nothing has occurred that would or would reasonably be expected to cause the loss of such qualification; and (iii) with respect to each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), the Company Group has no Liability or obligation to provide medical or death benefits with respect to current or former employees of the Company Group beyond their termination of employment (other than coverage mandated by Law).
(d)There is no pending, or, to the Knowledge of the Company Group, threatened or anticipated Proceeding relating to any Company Plan (other than non-material routine claims for benefits and appeals of such claims), any trustee or fiduciaries thereof or any of the assets of any trust of any Company Plan. No Company Plan has since the Lookback Date been the subject of an examination or audit by any Governmental Authority. There has been no non-exempt prohibited transaction or fiduciary breach with respect to any Company Plan.
(e)Except as set forth on Schedule 5.14(e), the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event) will not: (i) accelerate the time of payment or vesting of compensation due to any employee, officer, former employee or former officer of the Company Group, or any other current or former individual service provider to any member of the Company Group (each a “Relevant Service Provider”); (ii) entitle any Relevant Service Provider to any payment, compensation or benefit or increase in compensation or benefits under any Company Plan or otherwise; or (iii) result in the triggering or imposition of any restrictions or limitations on the right of a member of the Company Group to amend or terminate any Company Plan.
(f)No amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any Relevant Service Provider as a result of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement (in each case, other than due to its existing equity ownership) that would not be deductible by a member of the Company Group by reason of Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code. No Relevant Service Provider is entitled to receive any additional payment from any member of the Company Group in the event that the excise tax under 4999(a) of the Code is imposed on such person.

(g)No Company Plan is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code). No Relevant Service Provider is entitled to receive any gross-up or additional payment in connection with the Tax required by Section 409A or Section 4999 of the Code.
5.15Employee and Labor Matters.
(a)Schedule 5.15(a) sets forth a true, correct and complete listing of all employees of each member of the Company Group (collectively, the “Company Employees”), all individuals performing services and classified as independent contractors of each member of the Company Group, and all leased employees (as defined in Code Section 414(n)) of each member of the Company Group, as of the date hereof, including each such Person’s name, job title or function and job location, credited service date, full- or part-time status, exempt or non-exempt status under the Fair Labor Standards Act (the “FLSA”), as well as a true, correct and complete listing of his or her current and prior calendar year salary or wage payable by the Company Group, the amount of all incentive compensation paid or payable to such Person for the current and prior calendar year, the amount of accrued but unused vacation time and/or paid time off, each as of the date hereof, the details of any equity or equity-based, compensation granted to issuable to such Person, whether any Company Employee is on an employer-sponsored non-immigrant visa and if so, the type and expiration date, and each Company Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status). Except as identified on Schedule 5.15(a), the Company Group has not paid in the prior or current calendar year or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer, manager or director.
(b)Each member of the Company Group is, and since the Lookback Date has been, in material compliance with all Laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration, verification of work authorization, payment of social security and other Taxes, labor relations, fair employment practices, employment discrimination (including harassment), retaliation, benefits, classification under the FLSA and other applicable state and local Laws, pay equity, hours, overtime compensation, child labor, hiring, promotion and termination of employees, employee privacy, data protection, working conditions, meal and break periods, health and safety, workers’ compensation, leaves of absence, plant closings and mass layoffs, employment eligibility verification, affirmative action, employment and reemployment rights of members of uniformed services, secondment, civil rights and unemployment insurance. The Company Group has no material Liability with respect to the misclassification of Relevant Service Providers as independent contractors, or with respect to the misclassification of employees as exempt versus non-exempt. To the Knowledge of the Company Group, in the last two (2) years, no allegations of sexual harassment have been made against (i) any officer of any member of the Company Group or (ii) any employee of any member of the Company Group.
(c)Schedule 5.15(c) sets forth a true and complete list as of the date hereof of each separate written employment, consulting, severance, retention, indemnification, termination or change-of-control Contract between a member of the Company Group and any individual employee, officer, director, or other Representative of such member of the Company Group (collectively, the “Existing Employment Agreements”).
(d)No officer of any member of the Company Group at the level of manager or higher has disclosed any plans to terminate his or her employment or relationship with a member of the Company Group.
(e)Each member of the Company Group has paid or made provisions for payment of all salaries, wages, social security contributions, accrued overtime, vacation and/or holiday pay, which are payable by a member of the Company Group to any Company Employees and any independent contractors and leased employees of any member of the Company Group, accrued through the Closing Date.
(f)The Company Group is not a party to any labor, union or collective bargaining agreement or other similar agreement, and no union or labor organization has been certified or recognized as the representative of any of its employees, or to the Knowledge of the Company Group, is seeking such certification or recognition or is attempting to organize any of such employees. There have been no, and there is no pending or, to the Knowledge of the Company Group, threatened, labor strike, walk-out, slowdown, work stoppage, lockout or other similar labor activities with respect to any member of the Company Group. The Company Group is not and has not been subject to any unfair labor practice charges against any member of the Company Group before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices. To the Knowledge of the Company Group, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Authority seeking recognition of a collective bargaining agreement. To the Knowledge of the Company Group, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees.
(g)The Company Group has not received notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment Law to conduct an investigation with respect to or relating to employees compliance with or an alleged violation or breach of any member of the Company Group policy or practice or Law applicable thereto and, to the Knowledge of the Company Group, no such investigation is in progress.
(h)During the past twelve (12) months, the Company Group has not effectuated: (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any member of the Company Group; or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of any member of the Company Group.
(i)The Company Group has made available to the Buyer the U.S. Citizenship and Immigration Services Form I-9 (Employment Eligibility Verification) and all other records, documents, or other papers that are required to be retained with Form I-9 by the Company

Group, including E-Verify reports, that it has in its records for each Company Employee located in the United States.
5.16Environmental Compliance. Except as set forth on Schedule 5.16:
(a)(i) each member of the Company Group is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws, and (ii) there has been no Environmental Release of any material amount of any Hazardous Substance on, upon, into or from any site currently or previously owned, leased or otherwise operated or used by the Company Group;
(b)without limiting the generality of the foregoing, the Company Group holds and is in compliance with all Permits that are required pursuant to Environmental Laws;
(c)there are no pending or, to the Knowledge of the Company Group, threatened, Environmental Claims against the Company Group;
(d)there has been no generation, manufacture, sale, handling, treatment, recycling, storage, transportation, disposal of, arrangement for the disposal of, or placement of Hazardous Substances by any member of the Company Group that would result in material Liability for the Company Group pursuant to any Environmental Laws;
(e)no underground storage tanks are located at any real property now owned or leased by any member of the Company Group;
(f)no member of the Company Group has agreed to assume any actual or potential Liabilities under any Environmental Laws of any other Person;
(g)the Buyer has been provided with access to true and correct copies of all material reports, investigations, audits, and inspections in possession, custody or control of the Company Group pertaining or relating to Hazardous Substances or Environmental Claims in connection with any real property now or previously owned, leased used, or occupied by the Company Group;
(h)no member of the Company Group has received any written notice that any property now or previously owned, operated or leased by such member of the Company Group is listed or is proposed for listing on the National Priorities List pursuant to CERCLA (or similar foreign Law), the Comprehensive Environmental Response, Compensation and Liability Information System List, or any other registry of contaminated land sites or on any similar state or foreign list of sites requiring investigation or cleanup, and no Encumbrance (other than Permitted Encumbrances) has been filed against either the personal or real property owned or leased by such member of the Company Group under any Environmental Law, regulation promulgated thereunder, or any Order issued with respect thereto; and

(i)since the Lookback Date, no member of the Company Group has received any written notice of any material violation of, or material Liability (including any investigatory, corrective or remedial obligation) arising under, any Environmental Laws.
5.17Insurance.
(a)Schedule 5.17(a) lists each policy and binder of insurance of each member of the Company Group (including property, casualty, liability, life, health, accident, workers’ compensation and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by the Company Group (collectively, the “Insurance Policies”). All Insurance Policies are in full force and effect. All premiums due and payable under the Insurance Policies have been paid in full or have been fully accrued for on the Financial Statements.
(b)The Company Group has not received (i) notice that would reasonably be expected to be followed by a notice of cancellation or non-renewal of any Insurance Policy, (ii) any notice of denial of coverage or reservation of rights with respect to any pending or threatened claims against any such Insurance Policy, (iii) any notice that any issuer of such Insurance Policy has filed for protection under applicable bankruptcy or insolvency Laws or is otherwise in the process of liquidating or has been liquidated, or (iv) any other indication that any such Insurance Policy may no longer be in full force or effect or that the issuer of any such policy or binder may be unwilling or unable to perform its obligations thereunder.
(c)Each of the matters set forth on Schedule 5.6 (other than those under the heading “[***]”) are (or to the extent closed, were) fully covered by the Parent’s applicable insurance policy (or were settled without resort to insurance), subject to any applicable deductibles.
5.18Real Property.
(a)To the Knowledge of the Company Group, except as set forth on Schedule 5.18(a), no member of the Company Group owns or has ever owned real property.
(b)Schedule 5.18(b) sets forth a list of all real property leased or subleased (the “Leased Real Property”) by the Company Group or used in connection with the operation of its business (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”). With respect to the Leases, no member of the Company Group or, to the Knowledge of the Company Group, any other party to any such Lease, is in breach of or default under such Lease in any material respect. Each Lease to which any member of the Company Group is a party (i) is a legal and binding obligation of such member of the Company Group, and, to the Knowledge of the Company Group, the other relevant parties thereto and (ii) is in full force and effect, enforceable against such member of the Company Group, and, to the Knowledge of the Company Group, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions. The Company Group has accepted possession of the Leased Real Property demised pursuant to each Lease and is in actual possession thereof and has not sublet, assigned, encumbered or hypothecated its leasehold interest. Except as set forth on Schedule 5.18(b), each member of the Company Group has all right, title, and interest in all leasehold estates and other rights purported to be granted to it by each Lease to which it is a party, in each case free and clear of any Encumbrance. To the Knowledge of the Company Group, no Occurrence has occurred or exists which, with notice or lapse of time or both, may give rise to, serve as a basis for, or would constitute an event of default under any Leased Real Property or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any material benefit thereunder.
(c)There are no eminent domain, condemnation or other similar proceedings pending or, to the Knowledge of the Company Group, threatened against any member of the Company Group or otherwise affecting any portion of Leased Real Property, and the Company Group has not received any notice of the same. The current use of the Leased Real Property does not violate in any material respect any instrument of record or agreement affecting the Leased Real Property, and there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over the Leased Real Property or the use or occupancy thereof, except for such violations as would not materially interfere with the continued use and operations for the Company Group’s business as currently conducted of the property to which they relate or materially adversely affect the value thereof for the current use of the Company Group.
(d)The Company Group has not received any notice of any violation or claimed violation by any of them of any such Laws with respect to the Leased Real Property which have not been resolved.
(e)There is no pending or, to the Knowledge of the Company Group, threatened Proceeding that would interfere with the use or quiet enjoyment of any of the Leased Real Property by the Company Group prior to or after the Closing.
(f)All Material Permits required in connection with the normal operation of the Leased Real Property as operated in the last twelve (12) months have been obtained and are in full force and effect.
5.19Title to Assets.
(a)Except as set forth on Schedule 5.19(a), each member of the Company Group has good and valid title to, or a valid leasehold interest in or other valid right to use, all assets and properties used in the operation of its business, including all assets reflected in the Interim Financial Statements and all of the assets purchased or otherwise acquired by the Company Group since the Balance Sheet Date (except in each case for assets and properties disposed of since the Balance Sheet Date in the ordinary course of business). Except as set forth on Schedule 5.19(a), immediately following the consummation of the transactions contemplated by this Agreement, a member of the Company Group will own or have the right to use all assets (whether tangible, intangible or mixed) reasonably necessary for the continued conduct of the Company Group’s business after the Closing in the same manner as conducted immediately prior to the Closing, including, for the avoidance of doubt, the items set forth on Schedule 5.19(b).

(b)Schedule 5.19(b) sets forth a list of each piece of machinery, equipment, and vehicle, in each case either owned or leased by a member of the Company Group or used in connection with the business of the Company Group (which schedule sets forth for each such vehicle, whether it is owned or leased (through a financing lease), the relevant member of the Company Group, and the vehicle identification number). The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property that are material to the operation of the Company Group’s business are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.
5.20Customer Warranties. Schedule 5.20 sets forth a description of all customer warranties and guarantees provided by any member of the Company Group to any of its customers. Except as described in Schedule 5.20, no material claims have been made under the customer warranties or guarantees of any member of the Company Group and, to the Knowledge of the Company Group, no basis exists for such a claim.
5.21Affiliate Transactions; Shared Contracts.
(a) Schedule 5.21(a) sets forth a true, correct and complete list of each Contract between or among (i) any member of the Company Group, on the one hand, and (ii) (A) the Seller or any of their respective Affiliates (other than any member of the Company Group), or (B) any officer, director or employee of the Company Group (or any Related Party of any of the foregoing), on the other hand (each, an “Affiliate Agreement”). All Affiliate Agreements are terminable by a member of the Company Group, upon not more than thirty (30) days’ notice, without payment of penalty or premium of any kind. Except as set forth on Schedule 5.21(a), no Related Party has any claim or right against any member of the Company Group.
(b)Schedule 5.21(b) sets forth a true, correct and complete list of each material Contract to which the Seller or one of its Affiliates (other than the Company Group) is a party with any non-Affiliated third party that relates to, benefits, and/or burdens both the business of the Company Group and any other business of the Seller or its Affiliates (other than the Company Group).
5.22Government Contracts.
(a)Since the Lookback Date, with respect to each Contract with any Governmental Authority (each, a “Government Contract”), (i) each member of the Company Group is and has been in compliance with the applicable requirements of Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans' Readjustment Assistance Act of 1974 (“VEVRAA”) and implementing regulations; (ii) each member of the Company Group maintains and complies with applicable requirements related to affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA and all implementing regulations; (iii) each member of the Company Group is not, and has not been, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related to compliance with E.O. 11246, Section 503 or VEVRAA, except for audits in the ordinary course of business; (iv) no member of the Company Group has been debarred, suspended or otherwise made ineligible from doing business with the United States government. Each member of the Company Group has complied with applicable mandatory E-Verify obligations.
(b)Since the Lookback Date, all written representations and certifications made by the Company Group with respect to any Government Contract or bid for a Government Contract were current and accurate and complete in all material respects as of their effective date and the Company Group have complied with any affirmative requirement to update; no member of the Company Group has conducted or initiated any internal investigation that has discovered evidence of material wrongdoing by such Persons or has resulted in or would otherwise require a voluntary or mandatory disclosure to any Governmental Authority or otherwise made a voluntary or mandatory disclosure to any Governmental Authority, other prime contractor or higher-tier subcontractor with respect to any alleged or possible irregularity, misstatement or omission arising under or relating to a Government Contract or bid for a Government Contract; no member of the Company Group has received written or, to the Knowledge of the Company Group, oral notice of any materially adverse investigation finding by any Governmental Authority relating to any Government Contract or bid for a Government Contract; all costs, fees, profit and other charges and expenses of any nature that have been charged, and all sums invoiced, under Government Contracts prior to Closing were properly chargeable or invoiced to such Government Contract and were charged or invoiced in amounts consistent with the requirements of such Government Contract and applicable Law.
(c)There are no outstanding material claims by or against any member of the Company Group, on the one hand, and a Governmental Authority, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract or bid for a Government Contract. No termination for convenience or termination for default been threatened in writing with respect to any Government Contract or bid for a Government Contract, which termination, notice or decision would reasonably be expected, individually or in the aggregate, to be material to the business of the Company Group.
(d)Except as set forth on Schedule 5.22(d), no member of the Company Group has (i) entered into, been awarded, nor is there any active bid for a Government Contract for, any active Government Contract with any Governmental Authority that was awarded to such party pursuant to a procurement that was restricted to bidders qualified as a “small business,” “small disadvantaged business,” or otherwise possessing protégé status, woman-owned small business, or other preferential status or a “minority set aside” or other “set aside” status, or (ii) represented, in connection with any active Government Contract or active bid for a Government Contract, that it qualifies as a small business, small disadvantaged business, veteran-owned small business, service-disabled veteran-owned small business, woman-owned small business, woman-owned business, minority-owned business, mentor, protégé, or for any other preferential status (collectively, “Preferred Bidder Status”). No member of the Company Group has received any notification that any Governmental Authority, prime contractor, or higher-tier subcontractor will terminate, materially decrease the rate of purchasing under, or decline to exercise options under any active Government Contract, as the result of any loss of Preferred Bidder Status.
5.23Absence of Certain Changes or Events. Except as set forth on Schedule 5.23, during the period from the Balance Sheet Date through the date hereof, (a) each member of the Company Group has conducted its business in the ordinary course of business consistent with past practice (other than with respect to the sale process in connection with the transactions contemplated by this Agreement), (b) there has been no Material Adverse Effect, and (c) no member of the Company Group has not taken any of the following actions:
(a)(i) amended or otherwise changed its Organizational Documents, or (ii) adopted a plan of complete or partial liquidation, dissolution, merger, or consolidation;
(b)(i) issued, sold, transferred, disposed of or encumbered its Equity Interests, (ii) redeemed, purchased or otherwise acquired, or made or declared any dividend or any other distribution in respect of, any of its Equity Interests, or (iii) effected any recapitalization, reclassification, profits interests or like change in capitalization;
(c)sold, transferred, leased, licensed, sublicensed, or otherwise disposed of any property or assets having a value in excess of $100,000, other than in the ordinary course of business;
(d)(i) incurred, forgave, guaranteed or modified any Indebtedness or subjected any properties or assets of any member of the Company Group to any Encumbrances (other than Permitted Encumbrances), or (ii) made any loans or advances to any third party;
(e)(i) granted or announced any new incentive awards, equity or equity based compensation, bonus or similar compensation or any increase in the wages, salaries, compensation, bonuses, or incentives payable to any Company Employee or independent contractor providing similar services, (ii) established or increased or promised to increase any benefits under any Company Plan, (iii) adopted, amended or terminated any employment agreement for an employee whose base salary is at least $150,000 (iv) implemented any employee layoffs that could implicate the WARN Act or other similar Law, (v) hired or engaged any individual on a full-time, part-time, consulting, independent contractor, or other basis, except for any employee with an annualized based salary or equivalent compensation not in excess of $150,000, or (vi) granted any additional rights to severance, termination, change in control, retention, or similar compensation or benefits to any Relevant Service Provider;
(f)entered into, adopted, amended, or terminated any collective bargaining agreement, works council agreement, trade union agreement, employee representation agreement, or similar agreement or arrangement;
(g)increased the rate or terms of, or accelerated the timing or vesting of any compensation, fees, benefits, incentive compensation, whether cash or equity based, or other payments to any current or former employee, independent contractor, consultant or temporary employee;

(h)adopted, amended or terminated any Company Plan or entered into any Contract with any Related Party;
(i)entered into, materially amended or terminated any Material Contract or any Insurance Policy;
(j)merged or consolidated with, or purchased substantially all of the assets of, or otherwise acquired any business of any Person;
(k)sold, transferred, leased, licensed, sublicensed, abandoned, permitted to lapse or expire (other than expiration of registered Intellectual Property in accordance with its maximum statutory term) or otherwise disposed of any Owned Intellectual Property;
(l)permitted any Material Permit to lapse or expire;
(m)changed or modified in any material manner the existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable, including (i) acceleration of collections of receivables (including through the use of discounts for early payment, requests for early payment or otherwise) and (ii) failure to pay payables when due or delay in payment of payables compared to past practices (including continuation of past practices with respect to the early payment of payables to obtain the benefit of any payment discounts);
(n)made any material change to its accounting (including Tax accounting) methods, principles or practices, except as required by Law or GAAP;
(o)made or committed to make any capital expenditures in excess of $100,000;
(p)waived any material claims or rights of material value of the Company Group or entered into any compromise, settlement or release with respect to any Proceeding affecting the Company Group, other than any settlement or release involving less than $50,000 that contemplates only the payment of money (which payment shall be fully paid prior to the Closing Date) without admission of wrongdoing or misconduct, without ongoing limits on the ownership, conduct or operation of the Company Group’s business and results in a full and absolute release of the claims giving rise to such Proceeding; or
(q)agreed in writing to take any of the foregoing actions.
5.24Customers and Suppliers. Schedule 5.24 lists: (a) the ten (10) largest customers of the Company Group, measured by the aggregate revenues attributable to each during the twelve (12) month period preceding the date hereof (the “Material Customers”), and (b) the ten (10) largest suppliers and vendors of the Company Group, measured by the aggregate expenditures attributable to each during the twelve (12) month period preceding the date hereof (the “Material Suppliers”). Except as set forth on Schedule 5.24, no Material Customer or Material Supplier has (x) has terminated or materially reduced the amount of business transacted with the Company

Group from that which has been conducted with the Company Group since January 1, 2024 or (y) provided written notice to any member of the Company Group of its intention to terminate its business relationship with any member of the Company Group.
5.25Accounts Receivable; Accounts Payable.
(a)The accounts receivable reflected on the Interim Financial Statements and the accounts receivable that have arisen after the Balance Sheet Date (a) have arisen from bona fide transactions entered into by a member of the Company Group involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, undisputed claims of a member of the Company Group not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company Group have been determined in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
(b)All accounts payable and notes payable by the Company Group to third parties reflected on the Financial Statements have arisen from the purchase of goods and services in the ordinary course of business. The Financial Statements accurately reflect, in all material respects, all amounts owed by the Company Group with respect to trade accounts due and other payables. The charges, accruals and reserves on the books of the Company Group in respect of the accounts receivables and accounts payable as of the date thereof were calculated in accordance with GAAP. No member of the Company Group is delinquent in its payment of any material amounts accounts payable or accrued liability as of the date hereof, and no such accounts payable or accrued liabilities have been deferred (regardless of whether such member of the Company Group and such third party have agreed to such deferral).
5.26Illegal Business Practice Laws.
(a)Each member of the Company Group, and its current Representatives (in each case, when acting in such capacity or otherwise on behalf of such member of the Company Group), has complied with all Illegal Business Practice Laws. None of the current Representatives of the Company Group: (i) is using or has used, any funds of any member of the Company Group for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity or for reimbursement, in whole or in part, of any such expenditure; (ii) is using or has used, any funds of any member of the Company Group for any direct or indirect unlawful payments to any person, including any foreign or domestic government officials or employees; (iii) is violating or has violated, any provision of the Foreign Corrupt Practices Act of 1977, U.K. Bribery Act of 2010, or any other Illegal Business Practice Law; (iv) is maintaining or has established or maintained, any unlawful or unrecorded fund of any member of the Company Group’s monies or other properties; (v) has made, at any time since their respective dates of formation, any false or fictitious entries on the books and records of any member of the Company Group; or (vi) has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature, or otherwise engaged in any pay-for-play practices, using any funds or otherwise on behalf of any member of the Company Group.
(b)The Company Group has not (i) received any notice, request, allegation or citation from any source, alleging actual or potential violation of any Illegal Business Practice Laws or (ii) made a voluntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any Illegal Business Practice Laws.
(c)The Company Group has not (i) made any pending voluntary self-disclosures with respect to applicable export or reexport control or sanctions Laws, Orders or regulations of any and all applicable jurisdictions, including the United States and any jurisdiction in which any member of the Company Group is established or from which it exports or reexports any items or in which it provides services, including the Export Administration Regulations with the Bureau of Industry and Security of the U.S. Department of Commerce, sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department and the International Traffic in Arms Regulations administered by the Directorate of Defense Trade Controls of the U.S. State Department, all as amended from time to time (collectively, “Export Control Laws”), or (ii) received written notice from any Governmental Authority that any member of the Company Group is under criminal or civil investigation concerning any of the Export Control Laws.
(d)The Company Group has not received any written notice from any Governmental Authority of non-compliance with any of the Export Control Laws which could subject the Company Group to civil or criminal fines, penalties or other measures.
(e)Except as set forth on Schedule 5.26(e), the Company Group does not produce, design, test, manufacture, fabricate, or develop any products or items that are included on the Commerce Control List (CCL) set forth in Supplement No. 1 to part 774 of the Export Administration Regulations (EAR) (15 CFR parts 730-774), including, in particular within Category 5 Part 2 of the CCL which includes items exhibiting cryptographic functionality. Schedule 5.26(e) sets forth a true, correct and complete list of the Export Control Classification Numbers (ECCNs) for any products or items that any member of the Company Group does or did produce or trade in, if the product or item were to be exported, including any encryption incorporated into such products or items.
5.27Bank Accounts; Powers of Attorney. Schedule 5.27 sets forth a true and complete list of (a) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which any member of the Company Group has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship (collectively, the “Bank Accounts”), (b) each such Bank Account, indicating in each case the account number and the names of the respective Representatives of the Company Group having signatory power with respect thereto and (c) the names of all Persons holding general or special powers of attorney from any member of the Company Group and a summary of the terms thereof.

5.28Solvency. No insolvency proceeding of any character, including, bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting the Company Group or any of its assets or properties is pending or, to the Knowledge of the Company Group, threatened. The Company Group has not taken any action in contemplation of, or that would constitute the basis for, the institution of any such insolvency proceedings. No obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Parent (including the Company Group and the Seller).
5.29Brokers. No broker, finder or similar intermediary has acted for or on behalf of any member of the Company Group in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with any member of the Company Group or any action taken by them.
5.30Exclusivity of Representations. Except for the representations and warranties contained in Article 4 and Article 5 of this Agreement (in each case, as modified by the Disclosure Schedules) or any statement contained in the Disclosure Schedules, the Transaction Documents, or any certificate or other document furnished or to be furnished to the Buyer by the Seller or the Company Group, none of the Seller, the Company Group, or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Parent (including the Company Group and the Seller), including with respect to the Company Interests or their respective assets and liabilities, and the Seller and the Company Group hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, the Company Group, or any other Person.
Article 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as otherwise expressly set forth on the Disclosure Schedules, the Buyer represents and warrants to the Seller as follows:
6.1Organization. The Buyer is a Delaware corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.
6.2Binding Obligations. The Buyer has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Buyer and, assuming that this Agreement and each Transaction Document constitutes the legal, valid and binding obligations of the Seller and the Company Group, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
6.3No Defaults or Conflicts.
(a)The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation by the Buyer of the transactions contemplated hereby and thereby (i) do not and will not result in any violation of the applicable Organizational Documents of the Buyer, (ii) do not and will not require the consent, notice or other action by any Person under, materially conflict with, result in a material violation or breach of, constitute a material default or an Occurrence that would constitute a material default (whether with notice, lapse of time or both) under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, and (iii) do not and will not violate in any material respect any existing applicable Law, rule, regulation, judgment, Order or decree of any Governmental Authority having jurisdiction over the Buyer.
(b)No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby, other than such as have been obtained or made or which the failure to obtain would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated hereby.
6.4Litigation. There is no Proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer before any Governmental Authority which seeks to prevent the transactions contemplated hereby or that otherwise would reasonably be expected to have a material adverse effect on the Buyer’s ability to effect the transactions contemplated hereby.
6.5Brokers. No broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.
6.6Investment Purpose. The Buyer is purchasing the Company Interests for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal or state securities Laws. The Buyer acknowledges that the sale of the Company Interests hereunder has not been registered under the Securities Act or any state securities Laws, and that the Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

Article 7

COVENANTS
7.1Further Assurances. Following the Closing, each of the parties shall, and shall cause their respective Affiliates to, execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.
7.2Public Announcements. No party to this Agreement shall, and each party shall cause its Affiliates and their respective Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Buyer and the Seller, which consent shall not be unreasonably withheld, conditioned or delayed by either party; provided, however, that nothing herein will prohibit either party from (a) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, or (b) disclosing any information that is reasonably required to be disclosed in confidence to the Buyer’s or the Seller’s (or their respective Affiliates, directors, officers, employees, professional advisers, financing sources, current and potential investors and other Representatives); provided, further, that the Buyer or the Seller shall be responsible for any breach of confidentiality by any such Persons to whom confidential information of the other party is distributed pursuant to this proviso.
7.3Retention of Books and Records.
(a)From and after the Closing, in connection with any reasonable, non-competitive purpose (excluding any subject matter of any Proceeding between any of the parties hereto) and subject to any reasonable confidentiality restrictions the disclosing party may require, each party shall, and shall cause each of its respective Affiliates to, provide the other parties hereto and their respective Representatives with reasonable access after reasonable notice and so as not to unreasonably interfere with the operation of such party’s respective business (for the purpose of examining and copying), during normal business hours, to the books, records, files, designs, specifications, customer lists, supplier lists, information, reports, correspondence, literature and other sales material, computer software, and other data and similar materials relating to the assets, liabilities or the conduct or operation of the Company Group’s business (excluding the Financial Statements) (all such materials, the “Books and Records”) with respect to periods or Occurrences prior to the Closing Date in connection with any matter, as reasonably necessary for accounting or Tax matters or other Proceedings, relating to or arising out of this Agreement or the transactions contemplated hereby.
(b)For a period of seven (7) years following the Closing Date, unless otherwise consented to in writing by the other party, each party shall not, and shall cause its respective Affiliates not to, destroy, alter or otherwise dispose of any of the Books and Records for the period prior to the Closing Date without first offering to surrender to the other party such Books and Records or any portion thereof which such party may intend to destroy, alter or dispose of, in its discretion.
(c)Notwithstanding anything to the foregoing, no Person shall be obligated to provide (i) access or information that would result in the violation of any applicable Laws, or (ii) information the disclosure of which would jeopardize an applicable privilege (including attorney-client privilege).
7.4Tax Matters.
(a)Transfer Taxes. All transfer, sales, use, gains, documentary, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges imposed as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”), and any penalties or interest with respect to Transfer Taxes shall be borne fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer; provided, however, that, notwithstanding anything to the contrary herein, any Transfer Taxes attributable to the transfer of any assets to the Company Group by the Seller or any of its Affiliates prior to the Closing shall be borne exclusively by the Seller.
(b)Computation of Tax Liabilities. Whenever it is necessary to determine the liability for Taxes of any member of the Company Group for any Straddle Period under this Agreement:
(i)in the case of Taxes imposed on a periodic basis without regard to income, receipts, sales, purchases or wages (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including, the Closing Date shall be equal to the Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and
(ii)in the case of Taxes not described in Section 7.4(b)(i) (such as (A) Taxes based on the income or receipts, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes), other than Transfer Taxes described in Section 7.4(a) and (C) withholding and employment Taxes), the determination of the Taxes for the portion of the Straddle Period ending on and including the Closing Date shall be calculated by assuming that the Straddle Period consisted of two (2) taxable periods, one (1) which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of each member of the Company Group was closed at the close of the Closing Date.

(c)Responsibility for Filing Tax Returns.
(i)Seller Returns.
(A)Following the Closing, the Seller, at its expense, shall prepare, or cause to be prepared, any Income Tax Return of the Company Group relating to a Pre-Closing Period that is required to be filed after the Closing Date (each, a “Seller Return”). All Seller Returns shall be prepared in accordance with applicable Law and in a manner consistent with the prior practice of each member of the Company Group, unless otherwise required by applicable Law.
(B)At least ten (10) days prior to the Due Date of any Seller Return, the Seller shall submit such Seller Return to the Buyer for the Buyer’s review and comment. If the Buyer disputes any item on such Seller Return, it shall notify the Seller (by written notice within five (5) days of receipt of such Seller Return) of such disputed item (or items), the basis for its objection and the proposed revisions, and any dispute shall be resolved pursuant to the provisions of Section 7.4(c)(iii). If the Buyer does not object by written notice within such period, the amount of Pre-Closing Taxes shown to be due and payable on such Seller Return shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.4(c)(i) and the Seller shall remit to the Buyer no later than three (3) Business Days prior to the applicable Due Date of such Seller Return the amount of such Pre-Closing Taxes relating to such Seller Return.
(ii)Buyer Returns.
(A)The Buyer, at its expense, shall prepare, or cause to be prepared, any Tax Return of the Company Group relating to (i) a Pre-Closing Period not described in Section 7.4(c)(i) and (ii) a Straddle Period, in each case, that is required to be filed by, or with respect to, any member of the Company Group after the Closing Date (each, a “Buyer Return”). All Buyer Returns shall be prepared, in accordance with applicable Law and in a manner consistent with the past practice of the Company Group, unless otherwise required by applicable Law.
(B)To the extent the Seller is responsible for any Pre-Closing Taxes relating to a Buyer Return, the Buyer shall submit a draft of each such Buyer Return to the Seller (together with the amount of Pre-Closing Taxes relating to such Buyer Return that are required to be paid by the Seller) for review and comment at least ten (10) days before the Due Date for such Buyer Return (or, for a Buyer Return for Non-Income Taxes, as promptly as practicable). Within five (5) days following the Seller’s receipt of such draft Buyer Return (or, for a Buyer Return for Non-Income Taxes, within three (3) days following the Seller’s receipt of such draft Buyer Return), the Seller shall notify the Buyer in writing of any dispute with respect to the manner in which such Buyer Return is prepared and/or the amount of Pre-Closing Taxes relating to such Buyer Return, the basis for its objection, and any proposed revisions, and any dispute will be resolved (and such Tax Returns filed) pursuant to Section 7.4(c)(iii). If the Seller does not object by written notice within such period, the amount of Taxes shown to be due and payable on such Buyer Return (and the calculation of the amount of Pre-Closing Taxes required to be paid by the Seller) shall be deemed to be accepted and agreed upon, and final and conclusive, for purposes of this Section 7.4(c)(ii) and the Seller shall remit to the Buyer no later than three (3) Business Days prior to the applicable Due Date of such Buyer Return the amount of such Pre-Closing Taxes relating to such Buyer Return.
(iii)Disputes Relating to Tax Returns. With respect to any Seller Return or Buyer Return, the Buyer and the Seller shall act in good faith to resolve any dispute prior to the Due Date of any such Seller Return or Buyer Return (as applicable), and if the parties agree on any such Tax Return, then (x) the Seller shall remit to the Buyer as promptly as practicable and prior to the Due Date of any such Tax Return all Pre-Closing Taxes relating to such Tax Return, and (y) the parties hereto shall file or cause to be filed the applicable Tax Return in such agreed-upon manner. If the Buyer and the Seller cannot resolve any disputed item with respect to any such Seller Return or Buyer Return (as applicable) within a period of fifteen (15) days following the receipt of a written notice of such disputed item(s) disagreement (or, for a Tax Return for Non-Income Taxes, as promptly as practicable) pursuant to Section 7.4(c)(i) or Section 7.4(c)(ii), as the case may be, the item in question shall be resolved by the Accounting Firm as promptly as practicable, whose determination shall be final and conclusive for purposes of this Section 7.4(c)(iii). The fees and expenses of the Accounting Firm shall be paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. Notwithstanding anything to the contrary in this Agreement, in the event that the parties hereto or, in the case of a dispute, the Accounting Firm, have not resolved a dispute by an applicable Due Date, the parties hereto shall file or cause to be filed, the applicable Tax Return in such manner as the Buyer reasonably determines under applicable Law, and the parties hereto shall amend such Tax Returns to the extent necessary to conform to the parties’ final agreement or the Accounting Firm’s final determination, as the case may be, and the Seller shall remit to the Buyer all Pre-Closing Taxes shown to be due and payable on such Buyer Return or Seller Return, in each case, as finally determined pursuant to the Accounting Firm (to the extent not already paid by the Seller to the Buyer pursuant to this Section 7.4(c)).
(d)Purchase Price Allocation.
(i)The Buyer and the Seller have prepared an estimated allocation of the Estimated Purchase Price among each of the assets of the Company Group for applicable Income Tax purposes, which is attached hereto as Exhibit D (the “Allocation Statement”), which Allocation Statement is intended to be in accordance with Section

1060 of the Code and the Treasury Regulations thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate). Any adjustments after the Closing to the Estimated Purchase Price shall be made consistent with the Allocation Statement.
(ii)Notwithstanding this Section 7.4(d), the parties hereto agree that the allocation pursuant to the Allocation Statement shall be further adjusted to reflect any indemnification payments made pursuant to Article 8 that are treated as additional purchase price pursuant to Section 8.11 and the release of any portion of the Indemnity Escrow Amount that is paid to the Seller pursuant to Section 8.12, in a manner consistent with the allocation agreed upon pursuant to Section 7.4(d) and Section 1060 of the Code and the Treasury Regulations thereunder.
(iii)Each of the parties hereto and their respective Affiliates shall, unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), (A) prepare and file all Tax Returns, including all IRS Forms 8594, in a manner consistent with the Allocation Statement, and (B) take no position in any Tax Return, Tax Contest, proceeding or otherwise that is inconsistent with the Allocation Statement, as finally determined pursuant to this Section 7.4(d). In the event that any of the allocations set forth in the Allocation Statement are disputed by any Taxing Authority, the party receiving notice of such dispute shall promptly notify and consult with the other party concerning the resolution of such dispute.
(e)Cooperation and Records Retention. Subject to the other provisions of this Section 7.4, the Buyer and the Seller shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company Group relating to any Pre-Closing Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company Group relating to any Pre-Closing Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Periods or Straddle Periods.
(f)Tax Contests.
(i)The Buyer shall deliver a written notice to the Seller promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court Proceeding with respect to Taxes of any member of the Company Group for which the Seller may be liable (each, a “Tax Contest” and such written notice, a “Tax Claim Notice”); provided, however, that the failure or delay to so notify the Seller shall not relieve the Seller of any obligation or liability that the Seller may have to the Buyer, except to the extent that the Seller demonstrates that the Seller is materially and adversely prejudiced thereby.
(ii)Except as otherwise set forth in this Agreement, with respect to Tax Contests for Taxes of any member of the Company Group solely for a Pre-Closing Period, the Seller may elect to assume and control the defense of such Tax Contest by written notice to the Buyer within thirty (30) days after delivery by the Buyer to the

Seller of a Tax Claim Notice; provided, however, that the Seller, prior to assuming control of such defense, shall acknowledge in writing that the Seller would have an indemnity obligation hereunder with respect to Losses resulting from such Tax Contest and agree in writing to be fully and unconditionally responsible for all Losses relating to such Tax Contest; provided, further, that the Seller shall not be entitled to control (or to retain control of) the defense of such Tax Contest if (A) such Tax Contest has resulted or would reasonably be expected to result in Losses for which the Seller would not be responsible pursuant to this Agreement, or (B) the Buyer reasonably determines at any time that the resolution of such Tax Contest is reasonably expected to have the effect of increasing the Tax Liability of the Buyer or any of its Affiliates (including, after the Closing, any member of the Company Group) for any period (or portion of any period) beginning after the Closing Date. If the Seller properly elects to assume and control the defense of such Tax Contest pursuant to this Section 7.4(f)(ii), (A) the Buyer will have the right, directly or through its designated representatives and at the Buyer’s sole cost and expense, to review in advance and comment upon all submissions made in the course of any Tax Contest (including any administrative appeals thereof), (B) the Seller shall keep the Buyer reasonably notified regarding the progress of such Tax Contest, and (C) the Seller shall not settle any Tax Contest without the consent of the Buyer (not to be unreasonably withheld, conditioned or delayed). The Seller shall provide such cooperation and information as the Buyer shall reasonably request, and the Buyer shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authorities regarding such Tax Contest).
(iii)Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Tax Contest that relates to Taxes of any member of the Company Group for a Pre-Closing Period that (A) is not solely for a Pre-Closing Period, (B) the Seller does not timely and properly elect to control (or cannot elect to control or loses its right to control) pursuant to Section 7.4(f)(ii) or (C) the Seller fails to diligently defend, such Tax Contest shall be controlled by the Buyer (and the Seller shall reimburse the Buyer for all reasonable costs and expenses incurred by the Buyer relating to a Tax Contest described in this Section 7.4(f)(iii)). The Seller agrees to cooperate with the Buyer in pursuing any Tax Contest described in this Section 7.4(f)(iii) and, at its own cost and expense, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 7.4(f)(iii) and controlled by the Buyer, the Buyer shall be entitled to (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner.
(iv)In connection with any Tax Contest for Taxes of any member of the Company Group for any Straddle Period, such Tax Contest shall be controlled by the Buyer. The Buyer shall (A) keep the Seller informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Seller of any related correspondence and shall provide the Seller with an opportunity to review and comment on any material correspondence before the Buyer sends such correspondence to any Taxing Authority), (B) consult with the Seller in connection with the defense or prosecution of any such Tax Contest and (C) provide such cooperation and information as the Seller shall reasonably request, and, at their own cost and expense, the Seller shall have the right to participate in (but not control) the defense of such Tax Contest (including participating in any discussions with the applicable Taxing Authority regarding such Tax Contests). In connection with any Tax Contest that is described in this Section 7.4(f)(iv) and controlled by the Buyer, the Buyer shall be entitled to (1) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, (2) either pay the Tax claimed or sue for refund where applicable law permits such refund suit, or (3) contest, settle or compromise the Tax Contest in any permissible manner.
(v)Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 7.4(f) (and not Section 8.4).
(g)Tax Refunds. All refunds of Taxes (including amounts creditable against Taxes otherwise payable in lieu of Tax refunds) plus any related interest that are actually received (or, in the case of such amounts creditable against Taxes otherwise payable, that actually reduce cash Taxes payable for a Tax period that begins after the Closing Date) from the applicable Governmental Authority by Buyer, the Company Group, or any of their Affiliates after the Closing with respect to a Pre-Closing Period of the Company Group (“Pre-Closing Tax Refunds”), in each case, net of any Taxes or increase in Tax Liabilities imposed on the Buyer or any of its Affiliates (including the Company Group after the Closing) or out-of-pocket expenses imposed or incurred in connection with obtaining such Pre-Closing Tax Refunds, shall be for the account of the Seller; provided, however, that notwithstanding the foregoing, the Seller shall not be entitled to any such Pre-Closing Tax Refund to the extent such Pre-Closing Tax Refund (w) results from a carryback of a loss or other Tax benefit from a taxable period (or portion thereof) beginning after the Closing Date, (x) is required to be paid over by the Company Group to any Person under a provision of a Contract to which such Person was a party prior to the Closing, (y) results from the payment of Taxes by the Buyer or any of its Affiliates (including the Company Group after the Closing) made after the Closing Date to the extent the Buyer was not previously indemnified or otherwise reimbursed for such Taxes, or (z) is related or attributable to any [***] Taxes or Tax Returns. In the event any amount paid over to the Seller pursuant to this Section 7.4(g) is disallowed or otherwise clawed back by a Governmental Authority, the Seller shall promptly repay such amount (together with any interest, penalties, or other additional amounts imposed by such Governmental Authority) to the Buyer.
(h)Amended Tax Returns, Elections, Etc. From and after the Closing, except as otherwise contemplated by this Agreement or as required by applicable Law, the Buyer shall not, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), take any of the following actions: (i) file or amend or otherwise modify any Tax Return of any member of the Company Group relating to a Pre-Closing Period; (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or deficiency of any member of the Company Group relating to a Pre-Closing Period; (iii) make or change any material Tax election or material accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Period of any member of the Company Group; or (iv) make or initiate the process to enter into any voluntary disclosure agreement or similar program or arrangement with any Governmental Authority regarding Taxes of the Company Group in any Pre-Closing Period.
(i)CTB Election. The Seller shall cooperate fully, as and to the extent reasonably requested by the Buyer, in connection with the CTB Election (including by the provision of reasonably relevant records or information or by the execution by the Seller of additional CTB Elections).
(j)[***].
7.5Release.
(a)Effective upon the Closing, each of the Seller and the Parent, on behalf of itself and its Affiliates, administrators, executors, trustees, beneficiaries, successors and assigns (collectively, the “Releasing Parties”), hereby releases, forever discharges and covenants not to sue each of the Company Group, the Buyer, its Affiliates (including, after the Closing, the Company Group), and each of their respective individual, joint or mutual, Representatives, direct and indirect equityholders, other controlling Persons, successors and assigns (collectively, “Releasees”) from and with respect to any and all claims, dues and demands, Proceedings, causes of action, Orders, obligations, Contracts and agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at Law and in equity, which the Releasing Parties now have, have ever had or may hereafter have against the respective Releasees on account of or arising out of any matter, cause or Occurrence occurring contemporaneously with or prior to the Closing including those pertaining to the Releasing Parties’ relationships, direct and indirect, with the Company Group (including with respect to equity ownership rights in the Company Group or rights arising by virtue of their status as directors, officers, partners, members, equityholders, employees or similar capacities of the Company Group); provided, however, that this release shall not apply (x) to any rights or claims of the Releasing Parties which are set forth in this Agreement or any other Transaction Documents and (y) any rights of the Seller against the Company Group under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(b)Each Releasing Party is aware that it may hereafter discover facts in addition to or different from those it now knows or believes to be true with respect to the subject matter of the release provided for in this Section 7.5; provided, however, it is the intention of each Releasing Party that such release shall be effective as a full and final accord and satisfactory release of each and every matter specifically or generally referred to in this Section 7.5. In furtherance of this intention, each Releasing Party expressly waives and relinquishes any and all claims, rights or benefits that it may have under Section 1542 of the California Civil Code (“Section 1542”), and any similar provision in any other jurisdiction, which provides as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
Each Releasing Party acknowledges and agrees that Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Releasing Party agrees that the waiver of Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended by this Section 7.5, and it therefore intends to waive all protection provided by Section 1542 and any other similar provision in any other jurisdiction. EACH RELEASING PARTY FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, IT INTENDS TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS, AND ALL CLAIMS RELATIVE THERETO, WHICH DO NOW EXIST, MAY EXIST, OR HERETOFORE HAVE EXISTED BETWEEN SUCH PARTY, ON THE ONE HAND, AND THE RELEASEES, ON THE OTHER HAND. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.
7.6Confidentiality. Effective upon the Closing, each of the Seller and the Parent shall, and shall cause their respective Affiliates and each of their respective Representatives to, treat and hold as confidential, and shall not use or disclose (a) any documents and information concerning the Buyer, or any of its Affiliates, furnished to it by the Buyer or its Representatives in connection with this Agreement or the transactions contemplated hereby, and (b) any information regarding the Company Group, including trade secrets, know-how, confidential and proprietary information, (such information in clause (b), the “Confidential Information”; provided that information that is or becomes publicly available without breach of the Seller or the Parent, as applicable, shall not be deemed Confidential Information hereunder). In the event that the Seller, the Parent, any of their respective Affiliates, or their respective Representatives are requested or required (by oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Seller and/or the Parent, as applicable, shall, and shall cause their respective Affiliates, and their respective Representatives to, promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.6. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller and/or the

Parent, as applicable, their respective Affiliates, or their respective Representatives are, on the advice of counsel, legally required to disclose any such information, the Seller and/or the Parent, as applicable, their respective Affiliates, or their respective Representatives may disclose such information to the requesting authority; provided, however, that the Seller and/or the Parent, as applicable, shall, and shall cause their respective Affiliates, and their respective Representatives use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an Order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith; provided that neither the Seller nor the Parent shall be required to incur any liability or violate any Order or subpoena in order to continue seeking any confidential treatment. Furthermore, any disclosure or announcement permitted by the last sentence of Section 7.2 shall not be deemed a violation of this Section 7.6.
7.7Non-Competition; Non-Solicitation.
(a)For a period of three (3) years commencing on the Closing Date (the “Restricted Period”), neither the Seller nor the Parent shall, and shall not permit any of their respective Affiliates, to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business; or (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the following states: Alabama, Florida, Georgia, Indiana, Kentucky, Maine, Maryland, Michigan, Missouri, Mississippi, North Carolina, New Mexico, New York, Ohio, Oklahoma, Texas, Utah, Virginia and West Virginia; in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, the Parent or the Seller may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if the Parent or the Seller (as applicable) is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own two percent (2%) or more of any class of securities of such Person.
(b)During the Restricted Period, neither the Seller nor the Parent shall, and shall not permit any of their respective Affiliates to, directly or indirectly, hire or solicit any employee, independent contractor, or consultant of any member of the Company Group or encourage any such Person to leave such capacity or hire any such Person who has left such capacity.
(c)During the Restricted Period, neither the Seller nor the Parent shall, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) solicit, entice, divert, or take away, or attempt to solicit, entice, divert or take away, any current or potential clients, customers or strategic partners of any member of the Company Group for purposes of diverting their business or services from any member of the Company Group, or (ii) take any action that is designed or intended to have the effect of discouraging any existing or potential suppliers, vendors, customers, employees or contractors of any member of the Company Group from maintaining the same business relationship with any member of the Company Group after the Closing Date as it maintained with any member of the Company Group prior to the Closing Date.

(d)Effective upon the Closing, neither the Seller nor the Parent shall, and shall cause their respective Affiliates and Representatives not to, make, publish, or communicate to any person or entity or in any public forum, any public statements which disparage or are reasonably likely to disparage or damage the reputation, goodwill, or standing in the community of the Buyer, the Company Group, or any of their respective Affiliates and Representatives, in each case, in a manner which causes or is reasonably expected to cause economic or reputable harm to the Buyer and/or the Company Group. Nothing in this Section 7.7(d) shall limit any of the Seller, the Parent or their respective Affiliates from making true and accurate statements or communications to the extent required pursuant to applicable Law.
(e)Each of the Seller and the Parent acknowledges that a breach of this Section 7.7 would give rise to irreparable harm to the Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach by the Seller or the Parent of any such obligations, the Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). In the event of a violation or breach by the Seller, the Parent, any of their respective Affiliates, or any Related Party of the Seller or the Parent, of any agreement set forth in this Section 7.7, the term of the Restricted Period for such violation or breach shall be extended by a period equal to the duration of such violation or breach.
(f)Each of the Seller and the Parent hereby acknowledges that the geographic boundaries, scope of prohibited activities and the duration of the provisions of this Section 7.7 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Buyer, including the ability of the Buyer to realize the benefit of its bargain under this Agreement and to enjoy the goodwill of the Company Group, and that such restrictions constitute a material inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 7.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 7.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
7.8Bank Accounts; Powers of Attorney. Simultaneously with the Closing, the Seller shall, or shall cause the Company Group to, remove each of the Persons set forth on Schedule 5.27 holding any signing or other authority, and shall replace each such Person with a designee(s) as provided by the Buyer. Following the Closing, upon the Buyer’s request, the Seller shall, or shall cause the Company Group to, remove each of the Persons set forth on

Schedule 5.27 holding any powers of attorney, and shall replace each such Person with a designee(s) as provided by the Buyer.
7.9Affiliate Agreements. Except as set forth on Schedule 7.9, the parties hereto agree that effective as of the Closing, each Affiliate Agreement shall be automatically terminated without any further Liability or obligation whatsoever on the part of the Buyer or any of its Affiliates (including, after the Closing, the Company Group) including any Liability arising from such termination or settlement.
7.10Credit Support. Within ninety (90) days following the Closing, the Buyer shall, or shall cause its Affiliates to, use commercially reasonable efforts to substitute or replace the performance bonds, letters of credit, guarantees, deposits and other credit support provided by the Seller, the Parent or any of their Affiliates to or for the benefit of any member of the Company Group, which are set forth on Schedule 7.10 (the “Seller Credit Support”) with substitute or replacement credit support and the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cooperate with the Buyer in connection with the foregoing.
7.11Bonded Cash Collateral Repayment. In the event that the Buyer reasonably determines that any Bonded Cash Collateral is used as cash collateral for any performance bonds other than the bonds set forth on Schedule 7.11, such that Buyer or its Affiliates are not able to release the Bonded Cash Collateral when it substitutes or replaces the underlying performance bonds in accordance with Section 7.10 or that Buyer or its Affiliates are otherwise not able to or would reasonably not be able to freely use the Bonded Cash Collateral upon the completion of the underlying projects, then Buyer shall notify the Seller of the same. Within ten (10) Business Days of such notice, the Seller shall take all actions necessary to cause such Bonded Cash Collateral to be released to the Buyer (or one of its Affiliates), including by replacing such Bonded Cash Collateral with cash to be deposited by the Seller (or one of its Affiliates).
7.12Insurance Matters. To the extent that the Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company Group) has a claim that is related to the Company Group based on any fact, action, failure to act or circumstance existing or occurring prior to the Closing Date under any occurrence-based insurance policies and related umbrella and excess policies of the Parent, including (a) directors and officers liability insurance policy, (b) commercial general liability or general liability insurance policy, (c) employment practice liability insurance policy, (d) workers compensation and employers liability policy, and (e) automobile liability policy (collectively, the “Parent Insurance Policies”), the Buyer’s rights to coverage under such policies will continue with respect to such claims without the assessment of any charges or charge-back fees to the Buyer or any requirement that the Buyer make any payment with respect thereto or reimburse the Parent or any insurers with respect thereto. After the Closing, the Seller and the Parent shall, in good faith, timely submit on behalf of the Buyer and its Affiliates all claims under the Parent Insurance Policies, and claims for Losses relating to, arising out of, or based on any fact, action, failure to act or circumstance existing or occurring prior to the Closing Date relating to the Company Group for which insurance coverage is then available under policies of the Parent for coverage under such policies (each such claim, a “Covered Claim”). After the Closing, the Seller and the Parent shall timely submit such Covered

Claims on behalf of the Buyer and its Affiliates for processing in accordance with the Parent Insurance Policies to the same extent as the Seller, the Parent and other Persons with respect to the Company Group were entitled prior to the Closing. The Seller and the Parent shall deliver promptly any payments received with respect to any such Covered Claim to the Buyer. The Seller and the Parent shall provide the Buyer and its Affiliates with reasonable cooperation regarding the processing of each Covered Claim. The Parent shall provide the Buyer with thirty (30) days’ prior written notice of cancellation of the Parent Insurance Policies.
Article 8

INDEMNIFICATION
8.1Survival. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on May 15, 2026; provided, however, that (a) Fundamental Representations shall survive the Closing for the maximum duration permitted by Law (including Del. C. 8106(c)) and (b) the representations and warranties set forth in Section 5.12 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations (taking into account extensions), plus sixty (60) days. The covenants and agreements set forth in this Agreement to be performed after the Closing shall survive the Closing in accordance with their terms, and in the absence of any specified time period, for the maximum duration permitted by Law (including Del. C. 8106(c)) provided, however, that the indemnity set forth in Section 8.2(a)(iii) shall, survive until the date that is sixty (60) days after the expiration of the applicable statute of limitations for which the applicable Taxes relate. If any party hereto asserts a valid claim for indemnification, in good faith, prior to the expiration of the applicable survival period for any breach thereof, such claims shall survive until finally resolved. For the avoidance of doubt, until item number 6 set forth on Schedule 1.1(a) (the “[***] Action”) has been resolved in its totality such that the [***] has resulted in a final and, if applicable, non-appealable agreement (in each case, pursuant to the procedures set forth in Section 7.4(j)) with any applicable Taxing Authority of [***] and all amounts payable thereunder have been paid in full, in each case, to the Buyer’s reasonable satisfaction (such date, the “[***] Resolution Date”), the [***] Action shall be deemed an open claim that is asserted in good faith in the amount set forth on Schedule 1.1(a). It is the express intent of the parties that, if the applicable survival period for a representation or warranty or covenant as contemplated by this Section 8.1 is different than the statute of limitations period that would otherwise have been applicable to such representation or warranty or covenant, then by virtue of this Agreement, the applicable statute of limitations period with respect to such representation or warranty or covenant shall be revised to the survival period contemplated by this Section 8.1. The parties acknowledge and agree that the time period set forth in this Section 8.1 for the assertion of claims under this Agreement is the result of arm’s-length negotiations among the parties and that they intend for such time period to be enforced as agreed among the parties. Nothing in this Agreement shall limit or prohibit the rights of the Buyer to pursue recoveries in the case of fraud.
8.2Indemnification.

(a)Indemnification by the Seller. Subject to the limitations set forth herein, from and after the Closing, the Seller agrees to indemnify and hold harmless the Buyer, its Affiliates (including, after the Closing, the Company Group) and their respective Representatives, successors and assigns (each, a “Buyer Indemnified Party”), from and against and in respect of any and all Losses arising from, based upon or otherwise in connection with any:
(i)breach or inaccuracy of any representation or warranty made by the Seller or the Company Group contained in Article 4 or Article 5 or in any certificate delivered hereto;
(ii)breach or nonfulfillment of any covenant or agreement of the Seller that is required to be performed pursuant to this Agreement;
(iii)Pre-Closing Taxes; or
(iv)Excluded Liabilities.
(b)Indemnification by the Buyer. Subject to the limitations set forth herein, from and after the Closing, the Buyer hereby agrees to indemnify and hold harmless the Seller, its Affiliates, and their respective Representatives (each, a “Seller Indemnified Party,” and together with the Buyer Indemnified Parties, the “Indemnified Parties”), from and against any Losses arising from or in connection with any:
(i)breach or inaccuracy of any representation or warranty made by the Buyer contained in Article 6 or in any certificate delivered hereto; or
(ii)breach or nonfulfillment of any covenant or agreement of the Buyer.
8.3Limitations on Indemnification.
(a)Notwithstanding anything to the contrary set forth in this Agreement:
(i)except in the case of fraud or a breach of the Fundamental Representations, the Indemnifying Parties shall not have any obligation to indemnify the Indemnified Parties pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, until the aggregate amount of Losses that would otherwise be subject to indemnification pursuant to Section 8.2(a)(i) or Section 8.2(b)(i), as applicable, exceeds $850,124.73 (the “Basket”), whereupon the applicable Indemnified Parties shall be entitled to receive amounts for its Losses in excess of the Basket;
(ii)except in the case of fraud or a breach of the Fundamental Representations, in no event shall the cumulative indemnification obligations of the Seller pursuant to Section 8.2(a)(i) or the Buyer pursuant to Section 8.2(b)(i), in each case, in the aggregate exceed $11,334,996.35;

(iii)except in the case of fraud, in no event shall the cumulative indemnification obligations of the Seller pursuant to Section 8.2(a) or the Buyer pursuant to Section 8.2(b) exceed the total amount paid by the Buyer pursuant to this Agreement; and
(iv)the liability of Seller for any Losses under Section 8.2(a)(iv) with respect to any Indemnified Environmental Liabilities shall (i) terminate on the third (3rd) anniversary of the Closing Date; and (ii) shall not exceed $1,800,000 (the “Environmental Indemnity Cap”); provided; however, that to the extent the costs for investigation and/or remediation of the Indemnified Environmental Liabilities (including restoration costs) exceed $1,000,000, such costs shall above such amount be borne ninety percent (90%) by the Seller and ten percent (10%) by the Buyer, with Seller bearing such costs in an amount up to the Environmental Indemnity Cap.
(b)For purposes of determining the failure of any representations or warranties to be true and correct or the breach of any covenant and for calculating the amount of any Losses under this Article 8, each such representation and warranty or covenant shall be read without regard to any qualification or reference to “materiality”, “material”, “Material Adverse Effect” or other similar materiality qualifications or references contained in or otherwise applicable to such representation or warranty or covenant.
(c)The amount of any Loss for which indemnification is provided under this Article 8 shall be reduced by any amounts actually recovered by any Indemnified Party under insurance policies, with respect to such Loss (less any costs of collection and increases in premium) or otherwise actually received from any third parties (which the Buyer shall be under no obligation to collect). To the extent that any amount is recovered by any Indemnified Party under an insurance policy or any other source of indemnification after the date that an indemnity payment is made hereunder, then such Indemnified Party shall pay over to the Indemnifying Party such amounts (less any costs of collection and increases in premium) no later than ten (10) Business Days after such proceeds are received.
(d)No Indemnifying Party shall be liable to any Indemnified Party for any punitive damages in connection with any Claim, except to the extent such punitive damages are awarded to a third party in connection with such a Claim.
(e)Notwithstanding the limitations of Section 9.8, the Buyer shall have the right, without the prior consent of the Seller, to assign its rights to indemnification under Section 8.2(a)(iv) and Section 8.6 to any successor to the Buyer and any such successor shall have a similar right to further assign the rights to indemnification hereunder upon any such assignment and notice thereof to the Seller. The Seller shall be liable to such successor in all respects as if such successor were the Buyer hereunder and each such successor shall be entitled to enforce its indemnification rights hereunder directly against the Seller. No such assignment shall relieve the Seller of its obligations to the Buyer or such other assignor hereunder and, without limiting the generality of the foregoing, each of the Buyer and such other assignor shall be entitled, despite such assignment, to its rights to indemnification by the Seller hereunder.

8.4Indemnification Claim Process for Third Party Claims.
(a)If any Indemnified Party receives notice of the assertion of any claim for Losses or the commencement of any Proceeding by a third party with respect to a matter subject to indemnity hereunder (a “Claim”), notice thereof (a “Third Party Claim Notice”) shall promptly be given to the Indemnifying Party. The failure of any Indemnified Party to give timely notice hereunder shall not affect such Indemnified Party’s rights to indemnification hereunder, except to the extent the Indemnifying Party forfeits rights or defenses by reason of such delay or failure, and the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Third Party Claim Notice been timely delivered. After receipt of a Third Party Claim Notice, if (x) the Indemnifying Party produces a notice of election within thirty (30) days of receiving the Third Party Claim Notice, and (y) acknowledges in writing that it would be required to indemnify the Indemnified Party for all Losses in connection with such Third Party Claim Notice, the Indemnifying Party shall have the right, but not the obligation to (i) take control of the defense and investigation of such Claim, (ii) employ and engage attorneys of its, his or her own choice (subject to the approval of the Indemnified Party, such approval not to be unreasonably withheld, conditioned or delayed) to handle and defend the same, at the Indemnifying Party’s sole cost and expense, and (iii) compromise or settle such Claim, which compromise or settlement shall be made only with the written consent of the Indemnified Party; provided, that such consent will not be required if such settlement includes an unconditional release of the Indemnified Party and provides solely for payment of monetary damages for which the Indemnified Party will be indemnified in full. Notwithstanding the foregoing, the Indemnifying Party will not have the right to assume the defense of a Claim if (1) the Indemnifying Party fails to actively and diligently conduct the defense of the Claim (after notice and reasonable opportunity to cure), (2) Indemnified Party has received advice from counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Claim, (3) such Claim seeks a finding or admission of a violation of any criminal Law by the Indemnified Party, (4) such Claim seeks an injunction or other equitable remedies in respect of an Indemnified Party or its business, or (5) such Claim relates to a Material Customer or Material Supplier; provided, that in the instance of clauses (2) through (5) the Indemnifying Party shall be permitted to retain its own counsel and actively participate in the defense or settlement of the Claim together with the Indemnified Party’s counsel.
(b)In the event that the Indemnifying Party defends the Indemnified Party against a Claim, the Indemnified Party shall cooperate in all reasonable respects, at the Indemnifying Party’s request, with the Indemnifying Party and its attorneys in the investigation, trial and defense of such Claim and any appeal arising therefrom, including, if appropriate and related to such Claim, in making any counterclaim against the third party claimant, or any cross complaint against any Person, in each case, at the expense of the Indemnifying Party. The Indemnified Party may, at its own sole cost and expense, monitor and further participate in (but not control) the investigation, trial and defense of such Claim and any appeal arising therefrom.

(c)Notwithstanding anything to the contrary herein, if the Indemnifying Party does not assume such defense and investigation or does not acknowledge in writing within a reasonable period, but no later than thirty (30) days, after receipt of the Third Party Claim Notice its obligation to indemnify the Indemnified Party against any Losses arising from such Claim, then the Indemnified Party shall have the right to retain separate counsel of its choosing, defend such Claim and have the sole power to direct and control such defense (all at the cost and expense of the Indemnifying Party if it is ultimately determined that the Indemnified Party is entitled to indemnification hereunder); it being understood that the Indemnified Party’s right to indemnification for a Claim shall not be adversely affected by assuming the defense of such Claim. Notwithstanding anything herein to the contrary, whether or not the Indemnifying Party shall have assumed the defense of such Claim, the Indemnified Party shall not settle, compromise or pay such Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with Law), and to cause all communications among employees, counsel and others representing any party to a Claim to be made so as to preserve any applicable attorney-client or work-product privileges.
(e)Notwithstanding this Section 8.4, Section 7.4(f) shall exclusively govern any and all Tax Contests (and not this Section 8.4).
8.5Indemnification Procedures for Non-Third Party Claims. If a Claim is to be made by any Indemnified Party that does not involve a third party, such Indemnified Party shall promptly give written notice (a “Direct Claim Notice”) to the Indemnifying Party. If the applicable Indemnifying Party notifies the Indemnified Party that they do not dispute the claim described in such Direct Claim Notice within thirty (30) days following receipt of such Direct Claim Notice or fails to respond during such thirty (30) day period (in which case the Indemnifying Party shall be deemed to have accepted Liability for such claim), the Losses identified in the Direct Claim Notice will be conclusively deemed a Liability of the Indemnifying Party under Section 8.2(a) or Section 8.2(b), as applicable (subject to Section 8.3). If the Indemnifying Party rejects such claim the parties shall negotiate in good faith for a period of thirty (30) days to resolve such matter. If the parties cannot resolve the dispute during such thirty (30) day period they shall have all rights and remedies available to them under applicable Law.
8.6Resolution of Indemnified Environmental Liabilities
(a)Within ninety (90) days after Closing, the Buyer and the Seller shall have a “Phase II” subsurface investigation performed at [***] (together, the “Investigation Facilities”). The cost of such investigations at the Investigation Facilities shall be borne by the Seller. Following the completion of the Phase II, the Buyer shall be permitted to remediate any identified contamination on or migrating from the Investigation Facilities, and seek regulatory approval of the completion of such remediation from applicable Governmental Authorities. The Buyer shall control the investigation and remediation of any identified contamination, including any removals, remediation or response actions, and any enforcement actions or administrative proceedings relating thereto. The Buyer may conduct such remedial measures through consultants or advisors selected by the Buyer in its sole but reasonable discretion. The Buyer’s right to control the remediation of the contamination shall include the right to communicate directly with Governmental Authorities and third parties regarding actions taken or planned to be taken to resolve the contamination in a manner reasonably satisfactory to the Buyer. Upon the Seller’s reasonable request, the Buyer shall provide the Seller with copies of material information and documentation related to the remediation in order to keep the Seller reasonably informed relating to the progress of such remediation. Upon the Seller’s reasonable request with reasonable notice, the Buyer shall provide the Seller (or its designated representative) the right to enter onto the property to observe the conduct of any remediation activities provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of the Buyer or the Company Group. The procedures and control provisions provided in this Section 8.6(a) and the payment procedures set forth in Section 8.6(c), shall also apply to the investigation and remediation of any other contamination that results in any Losses at any Leased Real Property.
(b)Notwithstanding the foregoing, the parties’ failure to perform any Phase II investigation at either or both of the Investigation Facilities for any reason shall have no effect on the Seller’s obligation to indemnify the Buyer for any Liabilities at such Investigation Facilities as otherwise required herein.
(c)The parties further acknowledge that after the Closing Date, the Buyer may engage an environmental consulting firm or other third party to address the following items: (i) preparing Spill, Prevention, Control and Countermeasures Plans, Stormwater Pollution Prevention Plans, and applications to obtain individual stormwater control permits or coverage under State general stormwater permits, in each case to the extent necessary under applicable Environmental Laws, at the Specified Properties located in [***], (ii) disposal of wastes, the creation of Hazardous Substances and waste storage areas, the installation of secondary containment or other features necessary to prevent or contain releases of Hazardous Substances, and the removal of any gross contamination of surficial soil or other surfaces, in each case as identified in the Phase I Environmental Assessment conducted by Buyer at the applicable Specified Property, and (iii) disposing of used tires, transformers containing liquid wastes, and any other equipment or bulk Hazardous Substances stored at the Specified Properties that are not required for the operations of the Company Group after the Closing Date (including any testing necessary to properly dispose of such materials under Environmental Laws) in each case as identified in the Phase I Environmental Assessment conducted by Buyer at the applicable Specified Property. The Buyer shall take all such actions consistent with industry standards, using competent and qualified professionals.
(d)On a quarterly basis, the Buyer shall submit invoices for the costs incurred by the Buyer in connection with any Liabilities described in this Section 8.6 for which the Buyer is entitled to indemnification. The Seller shall have twenty-one (21) calendar days in which to review and comment on or object to the invoices submitted by the Buyer. If the Seller objects to any such invoice, the Seller shall, within such twenty-one (21) day period, deliver a notice to the

Buyer (an “Environmental Dispute Notice”) setting forth the Seller’s basis for such objection. If the Seller fails to deliver such notice within such twenty-one (21) day period, the Seller shall be deemed to have consented to such invoices and the amount of such invoices will be reimbursed to the Buyer from the Indemnity Escrow Account. If the Seller delivers to the Buyer an Environmental Dispute Notice, the Seller and the Buyer shall, during the thirty (30) day period immediately following such delivery, attempt in good faith to reach an agreement on any disputed invoice. If the Seller and the Buyer are unable to reach an agreement on a disputed invoice, the dispute may be resolved through judicial actions, suits or proceedings brought by any party in accordance with Section 9.12, or by such other means as such parties mutually agree.
8.7Historical Claims. In the event any Buyer Indemnified Party (x) incurs any Losses for which the Buyer has reasonably determined that the Seller or its Affiliates would be entitled to indemnification under any Prior Purchase Agreement (a “Historical Covered Liability”), or (y) becomes aware of any breach by any seller to any Prior Purchase Agreement, or its applicable successors or assigns (each such Person, a “Historical Seller”) of any covenant to which such Historical Seller is bound thereunder (a “Historical Covenant Breach” and collectively with any Historical Covered Liability, a “Historical Claim”), then the Buyer may provide written notice to the Seller (a “Historical Claim Notice”) requesting that the Seller or its Affiliates, as applicable, at Buyer’s sole cost and expense, initiate an indemnification claim against the applicable Historical Seller with respect to such Historical Covered Liability, or initiate a claim for specific performance with respect to such Historical Covenant Breach, as applicable. Such Historical Claim Notice shall specify the basis for such Historical Claim and describe in reasonable detail such Historical Claim. Promptly following receipt of a Historical Claim Notice, but no later than ten (10) Business Days thereafter, the Seller shall use commercially reasonable efforts to initiate a claim for indemnification from Historical Seller to the extent available under the applicable Prior Purchase Agreement, and shall use commercially reasonable efforts to take all reasonable actions, at the reasonable request of the Buyer, to obtain indemnification, or specific performance, as applicable, from such Historical Seller in respect of such Historical Covered Liability or Historical Covenant Breach, subject to the terms and limitations set forth in the Prior Purchase Agreement. Promptly following receipt by the Seller of any amounts recovered from Historical Seller with respect to any such Historical Covered Liability (the “Historical Seller Recovered Amounts”), but no later than ten (10) Business Days thereafter, the Seller shall pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds, to an account designated in writing by the Buyer, all such Historical Seller Recovered Amounts. Without limiting the generality of the foregoing, the Seller shall, and shall cause its Affiliates to, at Buyer’s sole cost and expense, (i) cooperate in all respects with the Buyer in connection with the negotiation of any such Historical Claim with such Historical Seller, (ii) not settle any Historical Claim with any Historical Seller without the prior written consent of the Buyer, (iii) not attend or participate in any meetings or discussions with any Historical Seller regarding any Historical Claim without the Buyer also in attendance, or without the Buyer having been the reasonable opportunity to participate in any discussions and meetings, (iv) promptly following the receipt of any correspondence from any Historical Seller in respect of any Historical Claim, provide such correspondence to the Buyer; and (v) otherwise not take any actions with respect to any Historical Claim without the prior written consent of the Buyer. The Seller shall not, and shall cause its Affiliates not to (x) waive, amend, modify or otherwise revise any Prior Purchase Agreement, (y) allow any Prior Purchase Agreement to be waived, amended, modified or otherwise revised, in a manner that is adverse to or could reasonably be expected to adversely affect the Buyer’s rights under this Section 8.7, or (z) enforce any provision of the Prior Purchase Agreement, including, for the avoidance of doubt, any restrictive covenant against any seller to any Prior Purchase Agreement, in each case, without the prior written consent of the Buyer (which consent may be withheld by Buyer in its sole discretion).
8.8Parent Letter of Credit Issuance.
(a)Following the Closing, until the [***] Resolution Date, Parent shall cause Fifth Third Bank, a National Association, or such other lender which Buyer has approved which shall not be unreasonably withheld, conditioned or delayed (in each case, the “Letter of Credit Lender”) to issue an irrevocable letter of credit, in form and substance reasonably acceptable to the Buyer (an “Acceptable Letter of Credit”) in the event that, following the Closing, the consolidated unrestricted cash balance of Parent and its subsidiaries, together with the consolidated revolving credit availability of Parent and its subsidiaries, becomes less than $35,000,000. In such event, the Parent shall cause the Letter of Credit Lender to issue an Acceptable Letter of Credit in the amount of $9,600,000; provided, however, that after the Escrow Release Date, the amount of such Acceptable Letter of Credit shall be in the amount of $9,600,000 less the difference between (x) the balance of the Indemnity Escrow Account as of the Escrow Release Date and (y) the Escrow Unresolved Amount (excluding for purposes of this calculation, the [***] Action) (which, in no event shall such amount be less than zero ($0)).
(b)Without limiting the foregoing clause (a), Parent may separately, at the Seller’s option, after the Escrow Release Date, replace any remaining funds in the Indemnity Escrow Account with an Acceptable Letter of Credit.
(c)Following the Closing, until the [***] Resolution Date, Parent shall send to Buyer (i) a monthly certification, by the twentieth (20th) day of each month with respect to the prior month, detailing the consolidated unrestricted cash balance, consolidated revolving credit balances and all revolving credit availability of the Parent and its subsidiaries.
(d)Parent shall maintain any Acceptable Letter of Credit in accordance with its terms and not take any actions to remove or otherwise terminate or modify any Acceptable Letter of Credit without the Buyer’s explicit, prior written consent.
(e)It is understood and agreed that no Letter of Credit Lender shall have any obligation to issue an Acceptable Letter of Credit unless all conditions precedent to the issuance thereof are met pursuant to the definitive documents between Parent and the Letter of Credit Lender, and the agreements with respect to the issuance of an Acceptable Letter of Credit as set forth herein are solely among the parties hereto; provided; however, that nothing in the foregoing shall limit Parent’s obligations to issue an Acceptable Letter of Credit, or to otherwise comply with the terms of this Section 8.8.

8.9Effect of Investigation. The right of an Indemnified Party to indemnification or to assert or recover on any claim shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy of or compliance with any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such representations, warranties, covenants or agreements.
8.10Exclusive Remedy. Except (a) in the case where a party seeks to obtain specific performance, injunctive relief or other equitable relief, (b) for the purchase price adjustment dispute procedures set forth in Section 2.3, and (c) in the case of fraud, the rights of the parties to indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedy for the parties hereto with respect to this Agreement.
8.11Tax Treatment of Indemnity Payments. Unless otherwise required by applicable Law, any indemnity payment made under this Agreement shall be treated by all parties as an adjustment to the Final Purchase Price for all federal, state, local and foreign Tax purposes.
8.12Escrow.
(a)As long as there are Indemnity Escrow Amounts validly held in the Indemnity Escrow Account, any and all Losses payable by the Seller as an Indemnifying Party pursuant to Section 8.2(a)(i) through Section 8.2(a)(iv) (subject to the last sentence of this Section 8.12(a)) shall be paid first out of the Indemnity Escrow Account, subject to the limitations set forth in this Article 8. Within five (5) Business Days following the determination that such payment is due to a Buyer Indemnified Party and the delivery of written notice from the Buyer of its election to recover such amount from the Indemnity Escrow Account, the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release such amount from the Indemnity Escrow Account to the Buyer. Notwithstanding anything to the contrary in this Agreement, any and all Losses payable by the Seller as an Indemnifying Party pursuant to Section 8.2(a)(iv) with respect to the items set forth on Schedule 8.12(a) only shall be payable, in the Buyer’s sole discretion, either directly from the Seller or out of the Indemnity Escrow Account, in each case subject to the limitations set forth in this Article 8.
(b)Within five (5) Business Days following May 15, 2026 (the “Escrow Release Date”), the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release to the Seller any remaining portion of the Indemnity Escrow Amount, less any amounts that are subject to pending claims made by any Buyer Indemnified Party under this Article 8 prior to 11:59 p.m. on the Escrow Release Date. If any claim made by any Buyer Indemnified Party under Section 8.2(a) is still pending as of the Escrow Release Date, the Escrow Agent, pursuant to the terms of the Escrow Agreement, shall retain a portion of the Escrow Amount in an amount equal to the Losses identified in any unresolved notice delivered pursuant to the Escrow Agreement (such amount, the “Escrow Unresolved Amount”), until such claim has been satisfied or otherwise resolved, at which point the Buyer and the Seller shall execute and deliver a joint written instruction to the Escrow Agent directing the Escrow Agent to release to the Seller any Escrow Unresolved Amount not used to satisfy the indemnification rights of the Buyer Indemnified Party under Section 8.2(a). For the avoidance of doubt, until the [***] Action has been resolved in its totality such that the [***] has resulted in a final and, if applicable, non-appealable agreement (in each case, pursuant to the procedures set forth in Section 7.4(j)) with any applicable Taxing Authority of [***] and all amounts payable thereunder have been paid in full, in each case, to the Buyer’s reasonable satisfaction, the [***] Action shall be deemed a pending claim made by Buyer for purposes of this Section 8.12(b).
8.13No Circular Recovery; No Duplicate Recovery.
(a)Notwithstanding anything to the contrary in this Agreement, the Organizational Documents of the Company Group, or any other Contract, no Seller Indemnified Party shall be entitled to be indemnified by, advanced expenses by or otherwise recover any amount from the Company Group or the Buyer if such amount would constitute Losses for which any Seller Indemnified Party would be liable to any Buyer Indemnified Party under this Article 8.
(b)No Indemnified Party shall be entitled to double recovery for any Losses. In calculating amounts payable to an Indemnified Party hereunder, the amount of any indemnified Loss shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, covenant or agreement.
(c)No Indemnified Party shall be entitled to indemnification for any Loss (and the amount of any such Loss shall not be includable in determining whether the aggregate amount of Losses exceeds the Basket) to the extent such Loss was explicitly included in the calculation of the Closing Working Capital.
8.14Payments. The Indemnifying Party shall pay or cause to be paid, by wire transfer of immediately available funds to the bank account(s) designated in writing by the Indemnified Party, to the Indemnified Party any Losses subject to indemnification hereunder, subject in each case to the limitations and other provisions set forth in this Article 8, within five (5) Business Days following the determination that such payment is due to such Indemnified Party. For the avoidance of doubt, any and all Losses payable by the Seller as an Indemnifying Party pursuant to Section 8.2(a), except for, the items set forth on Schedule 8.12(a), shall be paid first out of the Indemnity Escrow Account in accordance with Section 8.12. For the avoidance of doubt, Parent hereby acknowledges and agrees that all of the items set forth on Schedule 8.12(a) shall be paid directly by Parent or its Affiliates (for the avoidance of doubt, excluding the Company Group) without the need for the Buyer to recover against the Indemnity Escrow Account.

Article 9

MISCELLANEOUS
9.1Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement and the transactions contemplated hereby (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses.
9.2Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.3Entire Agreement. This Agreement, including the Disclosure Schedules, the other Schedules to this Agreement and the Exhibits attached hereto which are deemed for all purposes to be part of this Agreement, and the other Transaction Documents contemplated hereby, contain all of the terms, conditions agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company Group and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.
9.4Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
9.5Notices. Any notice or other communication required or permitted under this Agreement shall be given in writing to the applicable party at the address set forth below, with copies sent to the Persons indicated below and shall be deemed to have been duly given and made (a) on the date of delivery, if in writing and served by personal delivery upon the party for whom it is intended, (b) upon confirmation of successful transmission, if delivered by facsimile, (c) on the first Business Day following deposit with a nationally recognized overnight delivery service, (d) upon the earlier of actual receipt and the third Business Day following first class mailing, with first class, postage prepaid; (e) as of the date received for electronic mail sent before 5:00 P.M. Eastern Time, and (f) on the day following receipt for electronic mail sent after 5:00 P.M. Eastern Time:
If to the Seller:
Lion Power Services LLC
14201 Caliber Drive, Suite 300
Oklahoma City, OK 73134
Attention: Mark Layton
Email: [***]

With a copy to (which copy shall not constitute notice):
Hall, Estill, Hardwick, Gable, Golden & Nelson, P.C.

521 East 2nd Street, Suite 1200
Tulsa, OK 74120
Attention: Stephen W. Ray and Betsy G. Jackson
Email: [***]

If to the Buyer or the Company Group:
Peak Utility Services Group, Inc.
c/o ORIX Advisers, LLC
280 Park Avenue, 40th Floor West
New York, NY 10017
Attention: Michael Khutorsky; Christopher Suan
E-mail: [***]

With a copy to (which shall not constitute notice):

ORIX Corporation USA
Legal & Compliance
280 Park Avenue, 40 West
New York, NY 10017
Attention: Joe Roy; Catharine Hansard
Email: [***]
With a copy to (which copy shall not constitute notice):
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer and Anatoliy Rozental
Email:    [***]

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.5.

9.6Exhibits and Schedules.
(a)The Disclosure Schedules, the other Schedules to this Agreement and the Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
(b)Any matter, information or item disclosed in the Disclosure Schedules delivered under any specific representation or warranty hereof shall be deemed to have been disclosed in response to each other representation or warranty hereof so long as the applicability of such disclosure to such other representation or warranty in this Agreement is reasonably apparent on its face, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Disclosures Schedules shall not (i) be deemed or interpreted to expand the scope of the Seller’s or the Company Group’s representations or warranties contained in Article 4 or Article 5 (except as otherwise contemplated by such representation or warranties), or (ii) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter. Except as set forth in Article 4 or Article 5, no reference in the Disclosure Schedules to any Contract or document shall be construed as an admission or indication that such Contract or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such Contract or document.
9.7Waiver. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.
9.8Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or Liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided, that the Buyer may assign its rights under this Agreement to any Affiliate of the Buyer or to any lender or lenders (including any agent or other representative thereof) as collateral security for the Buyer’s obligations to such lender or lenders under any of the Buyer’s secured debt financing arrangements and any refinancing, extensions, refunding or renewals thereof, without the consent of the Seller.
9.9Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons set forth in Section 7.4(a) and Article 8, who are intended third party beneficiaries of such provisions.
9.10Counterparts. This Agreement may be signed in any number of counterparts, including by means of facsimile, email, or other electronic means, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission or by electronic mail in “portable document format” (“.pdf”) or by a combination of such means, which will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of an original for all purposes.
9.11Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws thereof.
9.12Consent to Jurisdiction and Service of Process. Any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby may only be instituted in the Chancery Court of the State of Delaware or the Complex Commercial Litigation Division for the

Superior Court for New Castle County, Delaware, as applicable, and any state appellate court therefrom within the State of Delaware (or, if either the Chancery Court of the State of Delaware or the Complex Commercial Litigation Division for the Superior Court for New Castle County, Delaware, as applicable, declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any objection which such party may now or hereafter have to the laying of the venue of any such Proceeding, and irrevocably submits to the exclusive jurisdiction of any such court in any such Proceeding.
9.13WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DEBT FINANCING, OR THE TRANSACTIONS CONTEMPLATED (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.14Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof and to specific performance of the terms hereof, in addition to any other remedy at law or equity.
9.15Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.
9.16Parent Guarantee. The Parent hereby absolutely, unconditionally and irrevocably guarantees to the Buyer the payment and performance of all of the payment and other obligations of the Seller to the Buyer in this Agreement and the other Transaction Documents (the “Parent Obligations”), in each case, when and to the extent that, any such Parent Obligations shall become due and payable; provided, however, that the Parent shall be subject to the limitations set forth herein and shall succeed to all rights of the Seller hereunder. The Parent agrees that the guaranty set forth in this Section 9.16 is a present and continuing guaranty of payment and not of collectability, and that the Buyer shall not be required to prosecute collection, enforcement or other remedies against the Seller or any other Person, or to enforce or resort to any other rights or remedies hereunder, before calling on the Parent for payment or performance. The Parent agrees that if, for any reason, the Seller shall fail or be unable to pay or perform, punctually and fully, any of the Parent Obligations, the Parent shall pay or perform such Parent Obligations to the Buyer in full immediately upon demand. The Parent agrees that the obligations of the Parent pursuant to this Section 9.16 shall be primary obligations, shall not be subject to any counterclaim, set-off, abatement, deferment or defense based upon any claim that the Parent may have against the Buyer or any other Person, and shall remain in full force and effect without regard to, and shall not be released, discharged or affected in any way by any circumstance or condition (whether or not the Parent shall have any knowledge thereof). The execution, delivery and performance by the Parent of this Agreement and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Parent. The Parent has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SELLER
LION POWER SERVICES LLC
By: /s/ Mark Layton
Name: Mark Layton
Title: Chief Financial Officer
5 STAR
5 STAR ELECTRIC, LLC
By:/s/ Mark Layton
Name: Mark Layton
Title: Chief Financial Officer

HIGHER POWER HIGHER POWER ELECTRICAL, LLC
By: /s/ Mark Layton
Name: Mark Layton
Title: Chief Financial Officer
PYTHON PYTHON EQUIPMENT LLC
By: /s/ Mark Layton
Name: Mark Layton
Title: Chief Financial Officer
PARENT
MAMMOTH ENERGY SERVICES INC.
By: /s/ Mark Layton
Name: Mark Layton

Title: Chief Financial Officer
BUYER
PEAK UTILITY SERVICES GROUP, INC.
By: /s/ Michael Lennon
Name: Michael Lennon
Title: Chief Executive Officer